UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Floor & Decor Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2500 Windy Ridge Parkway, SE
Atlanta, GA 30339
March 24, 2025
Dear Stockholder,
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Floor & Decor Holdings, Inc. (the “Company”) to be held on Wednesday, May 7, 2025 at 1:00 P.M. Eastern Time. The Annual Meeting will be held by remote communication in a virtual format at: www.virtualshareholdermeeting.com/FND2025. Stockholders of record as of the close of business on March 10, 2025, or “street name” holders that hold a legal proxy, broker’s proxy card or voting information form provided by their bank, broker or nominee, can attend the Meeting by accessing www.virtualshareholdermeeting.com/FND2025 and entering the 16-digit control number included in their proxy card, voting instruction form, or notice of internet availability. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.
During the Annual Meeting, if you log in using your 16-digit control number, you will be able to vote by following the instructions on the virtual meeting website at www.virtualshareholdermeeting.com/FND2025. Even if you plan to attend the Annual Meeting, however, we recommend that you vote in advance so your vote will be counted if you later decide not to attend.
The agenda for the Annual Meeting includes:
•the election of 11 directors for a one-year term expiring in 2026 (Proposal 1);
•the ratification of Ernst & Young LLP as independent auditors for our 2025 fiscal year (Proposal 2);
•an advisory vote to approve the compensation paid to our named executive officers for the fiscal year ended December 26, 2024 (commonly known as a “Say-on-Pay” proposal) (Proposal 3);
•the approval of an amendment to our Certificate of Incorporation to eliminate legacy classified board provisions that no longer apply (Proposal 4);
•the approval of an amendment to our Certificate of Incorporation to provide for exculpation of officers as permitted by Delaware law (Proposal 5);
•the approval of an amendment to our Certificate of Incorporation to allow stockholders holding 25% or more of our common stock to cause the Company to call a special meeting of stockholders (Proposal 6);
•a stockholder proposal regarding shareholder right to call for a special shareholder meeting, if properly presented (Proposal 7); and
•such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
The Company’s Board of Directors recommends a vote FOR the election of the 11 director nominees, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors, FOR the approval, on an advisory basis, of compensation paid to our named executive officers for the fiscal year ended December 26, 2024, and FOR each of the proposed amendments to our Certificate of Incorporation. The Company’s Board of Directors recommends a vote AGAINST the stockholder proposal.
Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting and how to vote your shares. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. On behalf of the Company, I would like to express our appreciation for your ongoing interest in Floor & Decor Holdings, Inc.

Very truly yours, Thomas V. Taylor Chief Executive Officer

AT A GLANCE
Floor & Decor is a high-growth, differentiated, multi-channel specialty retailer of hard surface flooring and related accessories and seller of commercial surfaces. We focus on providing our customers with a broad, trend-forward assortment with in-stock inventory, using an everyday low price strategy and good/better/best merchandise selection. We have a customer service-oriented sales culture with a focus on the professional, or “Pro”, customer; a sophisticated, direct sourcing global supply chain; and a management team with a strong track record.
Our growth strategy focuses on several pillars that we believe are key to achieving our long-term sales and earnings growth:

Pillars of Growth

Open warehouse-format stores in new and existing markets	Increase comparable store sales	Enhance our “connected customer” experience	Continue to invest in the Pro customer	Continue to invest in design services	Expand our sales in commercial surfaces

Enhance margins through increased operating leverage
Our investment priorities to support these pillars of growth are focused first on our core business, then on additional growth initiatives, which may include acquisitions. Our investments are expected to achieve a desirable rate of return over the long term.
Fiscal 2024 Performance
Despite a very challenging macroeconomic environment in the fiscal year ended December 26, 2024 (“Fiscal 2024”), we focused on continuing our growth, controlling costs, and positioning our Company for success when macroeconomic conditions improve. Our results are reflected in the following:
•the Company opened 30 new warehouse-format stores;
•net sales increased 0.9% to $4,455.8 million in Fiscal 2024, compared to $4,413.9 million in the fiscal year ended December 28, 2023 (“Fiscal 2023”); and
•gross margin increased 120 basis points to 43.3% in Fiscal 2024, compared to 42.1% in Fiscal 2023.
For more information on our financial results for Fiscal 2024, see our Annual Report on Form 10-K for the fiscal year ended December 26, 2024, filed with the SEC on February 20, 2025.
Warehouse-Format Store Count
The chart below shows the total number of our warehouse-format stores at the end of each of the last five fiscal years.

FLOOR & DECOR HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2025

TIME	1:00 P.M. Eastern Time on Wednesday, May 7, 2025

PLACE	www.virtualshareholdermeeting.com/FND2025

ITEMS OF BUSINESS
(1)To elect 11 directors for a one-year term expiring at the 2026 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).
(2)To ratify the appointment of Ernst & Young LLP as independent auditors for our 2025 fiscal year (Proposal 2).
(3)To approve, by non-binding vote, the compensation paid to our named executive officers for the fiscal year ended December 26, 2024, as disclosed in these proxy materials (commonly known as a “Say-on-Pay” proposal) (Proposal 3).
(4)To approve an amendment to our Certificate of Incorporation to eliminate legacy classified board provisions that no longer apply (Proposal 4).
(5)To approve an amendment to our Certificate of Incorporation to provide for exculpation of officers as permitted by Delaware law (Proposal 5).
(6)To approve an amendment to our Certificate of Incorporation to allow stockholders holding 25% or more of our common stock to cause the Company to call a special meeting of stockholders (Proposal 6).
(7)To act on a stockholder proposal regarding shareholder ability to call for a special shareholder meeting, if properly presented (Proposal 7).
(8)To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 10, 2025.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to transmit your voting instructions online at www.proxyvote.com, or to complete and return a proxy card (no postage is required).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 7, 2025: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and authorize their respective proxy votes online. This proxy statement, our 2024 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability, proxy card, or voting instruction form to access these proxy materials.
Attending the Annual Meeting: Stockholders may attend the Annual Meeting online and vote their shares electronically during the Annual Meeting by visiting www.virtualshareholdermeeting.com/FND2025 and entering the 16-digit control number included in their proxy card, the notice of internet availability, or the voting instruction form provided by their bank or broker. Online access to the Annual Meeting will begin at approximately 12:45 p.m., Eastern Time. If you encounter difficulties accessing the Annual Meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/FND2025. Prior to the Annual Meeting, stockholders can vote at www.proxyvote.com using their 16-digit control number or by the other methods described in the proxy materials. Stockholders may also submit questions in advance of the Meeting by sending an email with “2025 Annual Meeting” in the subject line to our Investor Relations department at InvestorRelations@flooranddecor.com. For more information about the Annual Meeting, see “Questions About the Annual Meeting and These Proxy Materials” on page 59 of this proxy statement.
March 24, 2025

Stacy S. Ingram Senior Vice President, General Counsel and Corporate Secretary

Proxy Summary	1
Proposal 1: Election of 11 Directors	3
Other Board and Corporate Governance Information	10
Certain Relationships and Related Transactions	16
Proposal 2: Ratification of Appointment of Independent Auditors	17
Audit Committee Report	18
Executive Officers	19
Executive Compensation	21
Compensation Discussion and Analysis	21
Compensation Committee Report	31
Compensation of Our Named Executive Officers	32
Summary Compensation Table	32
Grants of Plan-Based Awards Table for Fiscal 2024	33
Outstanding Equity Awards at Fiscal Year-End 2024	34
Option Exercises During Fiscal Year 2024	35
Potential Payments upon Termination or Change in Control	36
Pay Versus Performance	39
CEO Pay Ratio	42
Compensation of Our Directors for Fiscal 2024	44
Director Compensation Table	44
Proposal 3: Advisory Vote on Executive Compensation	46
Proposal 4: Amendment to Certificate of Incorporation to Eliminate Legacy Classified Board Provisions That No Longer Apply	47
Proposal 5: Amendment to Certificate of Incorporation to Provide for the Exculpation of Officers as Permitted by Delaware Law	49
Proposal 6: Amendment to Certificate of Incorporation to Allow Stockholders Holding 25% or More of Our Common Stock to Cause the Company to Call a Special Meeting of Stockholders	51
Proposal 7: Stockholder Proposal Regarding Shareholder Ability to Call for a Special Shareholder Meeting	54
Securities Authorized for Issuance Under Equity Compensation Plans	56
Security Ownership of Certain Beneficial Owners and Management	57
Questions About the Annual Meeting and These Proxy Materials	59
Other Matters	62
APPENDIX A	A-1
i

2500 Windy Ridge Parkway, SE
Atlanta, GA 30339
PROXY SUMMARY
We are providing these materials in connection with the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Floor & Decor Holdings, Inc., a Delaware corporation (the “Company,” “Floor & Decor,” “we,” “us” or “our”). This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. Please read the entire proxy statement carefully before voting as it contains important information about matters upon which you are being asked to vote.

TIME	1:00 P.M. Eastern Time on Wednesday, May 7, 2025
PLACE	www.virtualshareholdermeeting.com/FND2025
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 10, 2025.
For more information on attending the Annual Meeting, voting your shares, and submitting questions, please see “Questions About the Annual Meeting and These Proxy Materials” beginning on page 59 of this proxy statement.
Agenda and Voting Recommendations

	Proposal	Board Recommendation	See Page
(1)	Election of 11 directors for a one-year term expiring at the 2026 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal.	FOR each Nominee	3
(2)	Ratification of the appointment of Ernst & Young LLP as independent auditors for our 2025 fiscal year.	FOR	17
(3)	Approval, by non-binding vote, of the compensation paid to our named executive officers for the fiscal year ended December 26, 2024, as disclosed in these proxy materials (commonly known as a “Say-on-Pay” proposal).	FOR	46
(4)	Approval of an amendment to our Certificate of Incorporation to eliminate legacy classified board provisions that no longer apply.	FOR	47
(5)	Approval of an amendment to our Certificate of Incorporation to provide for exculpation of officers as permitted by Delaware law.	FOR	49
(6)	Approval of an amendment to our Certificate of Incorporation to allow stockholders holding 25% or more of our common stock to cause the Company to call a special meeting of stockholders.	FOR	51
(7)	Stockholder proposal regarding shareholder ability to call for a special shareholder meeting.	AGAINST	54
(8)	Such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.		62

Board of Director Nominees
The following table provides summary information about each director nominee. Each director nominee is standing for election for a one-year term or until his or her successor is duly elected and qualified. All of the director nominees are current directors.

Name	Age	Director Since	Principal Occupation	Committees
Nada Aried	54	January 2025	Executive Vice President and Chief Digital Technology Officer, Safelite AutoGlass	Audit Committee
Norman Axelrod	72	November 2010	Former Chief Executive Officer, Linens ‘n Things, Inc.	Compensation Committee
William Giles	65	April 2021	Former Chief Financial Officer, AutoZone, Inc.	Audit Committee
Dwight James	51	September 2021	Senior Vice President, Delta Air Lines, Inc. and Chief Executive Officer, Delta Vacations	Nominating and Corporate Governance Committee
Melissa Kersey	50	May 2023	Executive Vice President and Chief Human Resources Officer, Tractor Supply Company	Compensation Committee
Ryan Marshall	50	January 2021	President and Chief Executive Officer, PulteGroup, Inc.	Compensation Committee
Richard Sullivan	68	April 2017	Executive Chairman and Chief Executive Officer, PGA TOUR Superstore	Audit Committee
Thomas Taylor	59	December 2012	Chief Executive Officer, Floor & Decor Holdings, Inc.	None
Felicia Thornton	61	April 2017	Former Interim Chief Executive Officer, 99 Cents Only Stores LLC	Nominating and Corporate Governance Committee
George Vincent West	70	2000	Founder, Floor & Decor	None
Charles Young	56	January 2021	President and Chief Operating Officer, Invitation Homes Inc.	Nominating and Corporate Governance Committee

2500 Windy Ridge Parkway, SE
Atlanta, GA 30339
PROXY STATEMENT
Floor & Decor Holdings, Inc., a Delaware corporation (the “Company,” “Floor & Decor,” “we,” “us” or “our”), has prepared this document in connection with the solicitation by the Board of Directors (the “Board”) of the Company of your proxy to vote upon certain matters at the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on May 7, 2025, beginning at 1:00 P.M. Eastern Time, by remote communication in a virtual format at: www.virtualshareholdermeeting.com/FND2025, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and authorize their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.
The approximate date that this proxy statement, the proxy card, and our 2024 Annual Report on Form 10-K (the “2024 Annual Report”) are first being sent or given to our stockholders is March 24, 2025. The information in this proxy statement is as of March 24, 2025, unless otherwise indicated.
ELECTION OF 11 DIRECTORS (PROPOSAL 1)
Board Structure and the Nominees
The Board is currently comprised of 11 directors: Nada Aried, Norman Axelrod, William Giles, Dwight James, Melissa Kersey, Ryan Marshall, Richard Sullivan, Thomas Taylor, Felicia Thornton, George Vincent West, and Charles Young. Peter Starrett, who joined the Board in November 2010, retired from the Board on February 28, 2025. We thank him for his many years of dedicated service to our Company.
The terms of all directors will expire at the Annual Meeting. In connection with the Annual Meeting, the Board, upon the recommendation of the nominating and corporate governance committee of the Board (the “Nominating Committee”), has nominated each current director (in such capacity, a “Nominee”) for reelection as a director, each for a one-year term expiring at our 2026 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal.
Our directors have a balance of tenure and age, which provides our Board with an effective mix of experience and perspective, as shown in the charts and biographies below:

Years of Service on Board	Number of Board Members
0-4		Average Tenure: 7.8 Years

5-9
Average Age: 59.6 Years
>9

In accordance with our Corporate Governance Guidelines, in an uncontested election of directors, any Nominee who receives a greater number of votes “withheld” from or “against” his or her election than votes “for” his or her election will, within five days following the certification of the stockholder vote, tender his or her written resignation to the chairman of the Board for consideration by the Nominating Committee. As used herein, an “uncontested election of directors” is an election in which the number of Nominees is not greater than the number of Board seats open for election. The Nominating Committee will then review the director’s continuation on the Board and recommend to the Board whether the Board should accept such tendered resignation. The Board, giving due consideration to the best interests of the Company and our stockholders, will then evaluate the relevant facts and circumstances in connection with such director’s resignation, and make a decision, within 90 days following the certification of the stockholder vote, on whether to accept the tendered resignation. The Board will then promptly disclose publicly its decision and, if applicable, the reasons for rejecting the tendered resignation.
Board Skills and Experience and Demographic Matrix
Set forth below is information concerning our directors, and the key experience, qualifications and skills they bring to the Board that led our Board to conclude that the nominee is qualified to serve on our Board, as well as an overview of our Board’s demographic makeup. Our Board collectively leverages the different backgrounds of our directors and their strengths and experiences in many areas, including those described below. While each director or nominee is generally knowledgeable in each of the areas listed below, a “✓” in the chart below indicates that the item is a specific qualification, skill or experience that the individual brings to our Board. The lack of a “✓” for a particular item does not mean that the individual does not possess the qualification, skill or experience.

	Nada Aried	Norman Axelrod	William Giles	Dwight James	Melissa Kersey	Ryan Marshall	Richard Sullivan	Thomas Taylor	Felicia Thornton	George Vincent West	Charles Young
Years on Board	<1	14	4	3	2	4	8	12	8	25	4
Independent	●	●	●	●	●	●	●		●		●
Skills and Experience
Audit & Financial Expertise			✓	✓		✓	✓		✓	✓
Corporate Strategy & Business Development	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓			✓	✓	✓			✓		✓
Ethics/Social Responsibility Oversight			✓		✓	✓			✓
Consumer Goods	✓	✓	✓	✓	✓		✓	✓	✓	✓
Retail Chains	✓	✓	✓	✓	✓		✓	✓	✓	✓
CEO		✓		✓		✓	✓	✓	✓	✓
Mergers & Acquisitions	✓		✓	✓		✓			✓		✓
Risk Oversight	✓		✓			✓			✓
Company Founder										✓
Real Estate	✓	✓	✓			✓		✓	✓	✓	✓
Home Improvement				✓			✓	✓		✓
High Growth	✓	✓		✓	✓		✓	✓	✓	✓	✓
Digital/Omni-Channel	✓		✓	✓			✓		✓
Human Capital/Compensation Oversight		✓		✓	✓	✓	✓	✓	✓	✓	✓
International	✓		✓	✓	✓			✓	✓
Commercial or B-to-B			✓			✓		✓	✓	✓	✓

	Nada Aried	Norman Axelrod	William Giles	Dwight James	Melissa Kersey	Ryan Marshall	Richard Sullivan	Thomas Taylor	Felicia Thornton	George Vincent West	Charles Young
Demographic Background
Age	54	72	65	51	50	50	68	59	61	70	56
Gender
Male		●	●	●		●	●	●		●	●
Female	●				●				●
Race/Ethnicity
African American/Black				●							●
White/Caucasian		●	●		●	●	●	●		●
Hispanic/Latino									●
North African/Middle Eastern	●
Number of Public Company Boards*	1	1	3	2	1	2	1	2	3	1	1
*    Includes Floor & Decor.
The Nominees
Nada A. Aried
Age: 54
Director since: January 2025
Committee: Audit
Professional Experience. Ms. Aried has over 30 years of experience in specialty retail and services with leadership roles in technology, omni-channel, digital, supply chain and enterprise functions. She currently serves as the Executive Vice President and Chief Digital Technology Officer of Safelite AutoGlass, a leading provider of vehicle glass repair, replacement and recalibration services in the U.S., which she joined in October 2024. From October 2020 to September 2024, Ms. Aried served as Executive Vice President and Chief Information Officer of Bath & Body Works, Inc., a global leader in personal care and home fragrance, which was formerly part of L Brands, a global retailer for personal care and intimate apparel. In this role, Ms. Aried was responsible for all information technology activities and support, supported the technology enablement of Bath & Body Works’ loyalty program, and created a multi-year transformational digital and technology roadmap to support the customer experience. Ms. Aried began her career with L Brands companies in 1993, serving in a number of roles of increasing responsibility, including most recently Senior Vice President, Enterprise and Supply Chain Applications for L Brands from 2016 to 2020 and Vice President, Enterprise and Shared Services of L Brands from 2014 to 2016. Ms. Aried received a bachelor’s degree in finance from the University of Toledo, a bachelor’s degree in English literature from The Ohio State University, and an M.B.A. from Ohio University.
Key Skills and Experience. Ms. Aried’s extensive experience with technology in the retail space provides the Board with valuable insight into enterprise digital strategies, cybersecurity, significant technological upgrades, and expansion of the Company’s connected customer online experience, which led to the conclusion that she should serve as a member of our Board.
Norman H. Axelrod
Age: 72
Director since: November 2010
Committee: Compensation (Chair until May 7, 2025)
Professional Experience. Mr. Axelrod has served as Chairman of our Board since December 2011. Beginning in 1988, Mr. Axelrod served as Chief Executive Officer and a member of the board of directors of Linens ‘n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, was appointed as Chairman of its board of directors in 1997, and served in such capacities until its acquisition in February 2006. Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University and an M.B.A. from New York University.

Other Directorships. Mr. Axelrod served on the board of directors of the parent entity of Smart & Final Stores, Inc., a warehouse-style food and supply retailer, until 2019 and of 99 Cents Only Stores LLC, a deep-discount retailer until 2024, serving as its Chairman of the board of directors from February 2018 through February 2023. He previously served on the boards of directors of the parent entities of Guitar Center, Inc., a musical instruments retailer, and The Neiman Marcus Group LLC, a luxury retailer; as the Chairman of the boards of directors of GNC Holdings, Inc., a specialty retailer of health and wellness products, National Bedding Company LLC, a mattress and bedding product manufacturer, and Simmons Company, a mattress and bedding product manufacturer; and as a member of the boards of directors of Jaclyn, Inc., a handbags and apparel company, Reebok International Ltd., a leading worldwide designer and marketer of sports, fitness and casual footwear, apparel and equipment, and Maidenform Brands, Inc., an intimate apparel retailer.
Key Skills and Experience. Mr. Axelrod’s vast experience, including as a CEO and a member of the boards of directors of other retailers, led to the conclusion that he should serve as a member of our Board.
William T. Giles
Age: 65
Director since: April 2021
Committee: Audit (Chair)
Professional Experience. Mr. Giles served as Chief Financial Officer and Executive Vice President – Finance, Information Technology and Store Development, Customer Satisfaction for AutoZone, Inc. (“AutoZone”) from 2007 to 2020. Mr. Giles joined AutoZone in 2006 as Chief Financial Officer and Executive Vice President – Finance. From 1991 to May 2006, Mr. Giles held several positions with Linens ‘n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, most recently as the Executive Vice President and Chief Financial Officer. Prior to 1991, Mr. Giles was with Melville, Inc. and PricewaterhouseCoopers. Mr. Giles received a Bachelor of Science in Accounting and Management from Alfred University.
Other Directorships. Mr. Giles currently serves on the board of directors for Brinker International (NYSE: EAT), Constellation Brands (NYSE: STZ), and Autism Speaks. Mr. Giles is also a member of the Alfred University Board of Trustees.
Key Skills and Experience. Mr. Giles’ demonstrated financial proficiency and business leadership in the retail products industry, his skills as chief financial officer of a public company and his ability to provide the Board unique insights into the strategic, governance and financial issues facing public companies in the retail industry led to the conclusion that he should serve as a member of our Board.
Dwight James
Age: 51
Director since: September 2021
Committee: Nominating and Corporate Governance
Professional Experience. Mr. James is a Senior Vice President at Delta Air Lines (“Delta”), responsible for the company’s Customer Engagement & Loyalty, and serves as the CEO of Delta Vacations, a wholly owned global subsidiary of Delta. Since 2009, he has held several senior executive roles at Delta, which included leading pricing and revenue management, where he led the development and execution of the company’s global revenue generating strategies. Mr. James also led Delta’s international franchise where he was responsible for the company’s international revenue and profit performance. He also served as the company’s Chief Economist and lead Revenue Forecaster after beginning his career at Delta as an executive in the Corporate Strategy group. From August 2002 to September 2007, Mr. James held executive roles with The Home Depot, Inc. (“Home Depot”) in Strategy & Business Development and within the At Home Services division. From 1997 to 2002, Mr. James was a management consultant with Deloitte Consulting in the Mergers & Acquisitions and Corporate Restructuring practices. Mr. James earned his B.A. in Business Administration from Morehouse College and MBA from Duke University — The Fuqua School of Business.
Other Directorships. Mr. James serves on the Advisory Board Council of Cool Girls, Inc. In addition to his community work, Mr. James serves on the board of directors of Wheels Up Experience, Inc. (NYSE: UP), a leading provider of on-demand private aviation in the U.S.
Key Skills and Experience. Mr. James’ leadership experience, which has included overseeing digital strategies, customer loyalty and engagement, and strategic growth, led to the conclusion that he should serve as a member of our Board.

Melissa Kersey
Age: 50
Director since: May 2023
Committee: Compensation (Chair effective May 7, 2025)
Professional Experience. Ms. Kersey is the Executive Vice President and Chief Human Resources Officer at Tractor Supply Company, the largest rural lifestyle retailer in the United States. In this role, she oversees all Human Resources strategies for the Company, including compensation and benefits, recruiting, talent management, leadership development, and training, along with the Company’s employee engagement and inclusion initiatives. Before joining Tractor Supply Company in June 2020, she served as Senior Vice President and Chief People Officer for McDonald’s USA from October 2017 to July 2020. She provided executive-level leadership to expand and build people capabilities, create and drive a high-performing culture and strengthen the business alignment of the human resources function. Before joining McDonald’s in 2017, Ms. Kersey held several executive-level roles with Walmart from 2008 to 2017, including Senior Vice President of Global HR Transformation and People Services, Senior Vice President and Chief HR Officer of US Stores, and Senior Vice President of Learning and HR Strategy. Before Walmart, Ms. Kersey spent eight years with Alltel and four years with Target Corporation in Operations, Distribution, Human Resources, and Technology roles. She holds a Bachelor of Science in Business with a communications minor from Emporia State University.
Key Skills and Experience. Ms. Kersey’s experience in human capital management, including talent development, employee engagement, and inclusion initiatives, as well as her experience in high-growth retail, led to the conclusion that she should serve as a member of our Board.
Ryan Marshall
Age: 50
Director since: January 2021
Committee: Compensation
Professional Experience. Mr. Marshall has served as the President and Chief Executive Officer of PulteGroup, Inc. (“Pulte”) since September 2016. Prior to becoming the Chief Executive Officer and President of Pulte, Mr. Marshall served as the President of Pulte since February 2016 and had the responsibility for Pulte’s homebuilding operations and its marketing and strategy departments. Prior to being named President, Mr. Marshall served as Pulte’s Executive Vice President of Homebuilding Operations. Other previous roles with Pulte included Area President for Pulte’s Southeast Area, Area President for Florida, Division President in both South Florida and Orlando, and Area Vice President of Finance. In those roles, he managed various financial and operating functions including financial reporting, land acquisition, and strategic market risk and opportunity analysis.
Other Directorships. In addition to serving on the board of directors of Pulte (NYSE: PHM), Mr. Marshall serves as the 2025 Metro Atlanta Chamber of Commerce Board Chair and as the Chair of Leading Builders of America.
Key Skills and Experience. Mr. Marshall’s strategic growth experience, financial expertise, experience with home construction and ability to contribute to our commercial business, and experience as a public company CEO led to the conclusion that he should serve as a member of our Board.
Richard L. Sullivan
Age: 68
Director since: April 2017
Committee: Audit
Professional Experience. Mr. Sullivan has served as the Executive Chairman and Chief Executive Officer of the parent entity of the PGA TOUR Superstore, a nationwide specialty golf retailer, since September 2022. He served as the President and Chief Executive Officer of the parent entity of PGA TOUR Superstore from 2009 to 2022, and has been a director of such entity since 2014. Previously, Mr. Sullivan was the Chief Marketing Officer for Home Depot from 1992 to 2002. From 2002 to 2008, Mr. Sullivan served as the Executive Vice President and Chief Marketing Officer overseeing sales, marketing and other business-related functions for the Atlanta Falcons and team owner Arthur Blank. He received his B.S. in Accounting from Roger Williams University.
Other Directorships. Mr. Sullivan serves as the Chairman of the board of directors of the National Golf Foundation and previously served as a member of its compensation committee.

Key Skills and Experience. Mr. Sullivan’s business experience, including in home improvement and specialty retailers, led to the conclusion that he should serve as a member of our Board.
Thomas V. Taylor, Jr.
Age: 59
Director since: December 2012
Committee: None
Professional Experience. Mr. Taylor has served as our Chief Executive Officer since December 2012. Prior to joining us, Mr. Taylor began his career at age 16 in 1983 at a Miami Home Depot store. He worked his way up through various manager, district manager, vice president, president, and senior vice president roles to eventually serve as the Executive Vice President of Operations with responsibility for all Home Depot stores and then the Executive Vice President of Merchandising and Marketing, again for all stores. After leaving Home Depot in 2006, for the next six years, Mr. Taylor was a Managing Director at Sun Capital Partners. During his tenure, he was a board member for over twenty portfolio companies in the United States and Europe.
Other Directorships. Mr. Taylor currently serves on the board of directors of National Vision Holdings Inc. (NASDAQ: EYE), an optical retailer, and Cooper’s Hawk, a differentiated wine club and restaurant concept.
Key Skills and Experience. Mr. Taylor’s significant experience as a board member and his expertise in the home improvement retail industry led to the conclusion that he should serve as a member of our Board.
Felicia D. Thornton
Age: 61
Director since: April 2017
Committee: Nominating and Corporate Governance (Chair)
Professional Experience. Ms. Thornton served as Interim Chief Executive Officer from June 2019 to March 2020 and Chief Financial Officer and Treasurer from November 2015 to August 2018 for 99 Cents Only Stores LLC (“99 Cents Only”), a deep-discount retailer. Previously, Ms. Thornton served as Co-Chief Executive Officer, President and Chief Operating Officer for DeMoulas Super Market, Inc., a supermarket chain, from June 2014 to December 2014 and as the Chief Executive Officer of Knowledge Universe U.S., a private childhood education company, from 2006 to 2011. Ms. Thornton served as Chief Financial Officer and led overall strategy for Albertsons, a grocery and drugstore company, from 2001 to 2006. Ms. Thornton served in a variety of executive strategic and financial roles from 1992 to 2000 for Ralphs Grocery Company, Inc., a grocery store chain, and for Fred Meyer, a retail supermarket company, both of which eventually became part of The Kroger Company, a global retailer of grocery, multi-department, discount, convenience and jewelry stores, where Ms. Thornton served as Group Vice President responsible for retail operations. Ms. Thornton received a B.S. in Economics from Santa Clara University and an M.B.A. from the University of Southern California. Ms. Thornton has been a NACD Fellow since 2019 and has held a NACD Directorship Certification since 2024. She is also a member of the Latino Corporate Directors Association.
Other Directorships. In February 2018, Ms. Thornton was appointed to the board of directors for 99 Cents Only, where she served as Chair of the board of directors from March 2023 to January 2025, and Chair of the audit committee from February 2021 to January 2025, and previously served as Vice Chair of the board of directors from February 2018 through February 2023 and Chair of the audit committee from November 2018 to April 2019. In September 2020, Ms. Thornton was appointed to the board of directors and audit committee of Pactiv Evergreen Inc. (NASDAQ: PTVE), a food and beverage packaging company. Ms. Thornton served on the board of directors and audit committee of Ares Acquisition Corp., a special purpose acquisition company, from February 2021 to December 2023. In April 2023, Ms. Thornton was appointed to the board of directors and Chair of the audit committee of Ares Acquisition Corporation II (NYSE: AACT), a special purpose acquisition company. Ms. Thornton has also served as a member of the boards of directors of other public and private companies, including Nordstrom, Inc., a luxury retailer, from November 2010 to May 2012.
Key Skills and Experience. Ms. Thornton’s extensive executive experience in corporate governance and retail, particularly in large high-growth multi-unit retailers, led to the conclusion that she should serve as a member of our Board.

George Vincent West
Age: 70
Director since: 2000
Committee: None
Professional Experience. Mr. West founded the Company in 2000 and served as our Chief Executive Officer from 2000 to 2002, our Co-Chief Executive Officer from 2008 to 2010, and our Chief Executive Officer from 2010 through 2012. Currently, Mr. West serves as the Vice Chairman of our Board, a position that he has held since December 2012. Mr. West began his business career starting a successful retail glassware business in Atlanta. He was eventually recruited to work for his family building materials business, West Building Materials, which operated in five southeastern states, and eventually became its President. Mr. West also developed and sold a multistate billboard company and has developed several real estate projects across the state of Georgia, the most recent being Utana Bluffs, a boutique mountain home community in the north Georgia mountains. Mr. West’s most recent venture is Mountain & Marsh Hospitality Group, which offers accommodations in the north Georgia mountains and the Georgia coast. Mr. West graduated from the Terry College of Business at the University of Georgia in 1977.
Other Directorships. Mr. West currently serves as Vice Chair of the Board of Trustees of the Telfair Art Museum and on the Board of Governors for Bethesda Academy in Savannah, Georgia. He previously served as Chair of the Lamar Dodd School of Art Board of Visitors, on the Board of Directors of The Savannah Music Festival, as a member of the Executive Advisory Council for the Emory Brain Health Center, and as a member of the University of Georgia Terry School of Business Entrepreneurship Advisory Board.
Key Skills and Experience. Mr. West’s experience and intimate knowledge of the Company led to the conclusion that he should serve as a member of our Board.
Charles Young
Age: 56
Director since: January 2021
Committee: Nominating and Corporate Governance
Professional Experience. Mr. Young was promoted to President and Chief Operating Officer of Invitation Homes in 2023, after having served as Executive Vice President and Chief Operating Officer from 2017 to 2023. From 2015 until Invitation Homes completed its merger with Starwood Waypoint Homes (“SWH”), Mr. Young served in a number of senior roles with SWH and its predecessor. Earlier in his career, Mr. Young worked for Goldman, Sachs & Co. in its Real Estate Principal Investment Area (Whitehall) and Goldman’s Investment Banking Division, in mergers and acquisitions. He also has prior experience in real estate development and management consulting. Before starting his career in real estate and investment banking, Mr. Young spent several years as a professional football player in the National Football League and the World League of American Football. He received his B.A. in Economics from Stanford University and an M.B.A. from Stanford’s Graduate School of Business.
Other Directorships. Mr. Young is a member of the Stanford University Board of Trustees and of the board of directors of the Federal Home Loan Bank of Chicago. He was also a founding member of the LEARN Charter School Network.
Key Skills and Experience. Mr. Young’s operating experience, including in a high-growth public company, his experience in mergers and acquisitions, and his real estate expertise led to the conclusion that he should serve as a member of our Board.

The Board unanimously recommends that stockholders vote FOR the election of the 11 nominees as directors.

OTHER BOARD AND CORPORATE GOVERNANCE INFORMATION
Board Meetings in 2024
The Board held four meetings during our fiscal year ended December 26, 2024 (“Fiscal 2024”).
Director Attendance
During Fiscal 2024, each of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable.
We encourage, but do not require, our directors to attend our annual meetings of stockholders. All of our directors who served on the Board in Fiscal 2024 attended our 2024 annual meeting of stockholders.
Director Independence
Our Board has reviewed the independence of our directors and has considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Messrs. Axelrod, Giles, James, Marshall, Sullivan, and Young and Mses. Aried, Kersey, and Thornton qualifies as an “independent director,” as defined in the corporate governance rules of the New York Stock Exchange (the “NYSE”). In addition, our Board determined that Mr. Starrett, who served on our Board until February 2025, also qualified as an independent director.
The Company has purchase, sale and other transactions and relationships in the normal course of business with companies with which certain Company directors are associated but which our Board determined are not material to our Company, the directors or the companies with which the directors are associated. These transactions were considered by the Board in determining the independence of Company directors. In particular, the Board took into account the following transactions during Fiscal 2024:
•Pulte Commercial Agreements. On August 12, 2023, a subsidiary of the Company entered into certain regional program and supply agreements with PulteGroup, Inc. and its affiliates to offer wall and flooring products for purchase by Pulte to be included in certain homes built by Pulte. Ryan Marshall is the CEO of Pulte and is a member of our Board. Mr. Marshall does not participate in these transactions and does not benefit directly from them. Prior to entering into the agreements, the arrangement was determined by the other members of the Audit Committee to be an ordinary course, arms’ length transaction.
•Delta Airlines Commercial Arrangement. On November 1, 2023, a subsidiary of the Company entered into Corporate Incentive Agreement with Delta and certain other airlines to provide certain incentives to the Company for booking business travel with such airlines. Dwight James is a Senior Vice President of Delta and member of our Board. Mr. James does not participate in these transactions and does not benefit directly from them. Prior to entering into the agreement, the arrangement was determined by the Audit Committee to be an ordinary course, arms’ length transaction.
Board Leadership Structure
Our Board has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board’s view that the most effective leadership structure for the Company is for the Board, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, to determine, as and when appropriate, whether the two offices should be separate, rather than having a rigid policy. If our Chairman of the Board is not independent, then the majority of the Board’s independent directors will elect a lead independent director.
Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Taylor serving as our Chief Executive Officer and Mr. Axelrod as Chairman of the Board. We believe this is appropriate as it provides Mr. Taylor with the ability to focus on our day-to-day operations while Mr. Axelrod focuses on oversight of our Board.
From time to time, and, consistent with our Corporate Governance Guidelines, at least once a year, the Board meets in executive session without members of management present. The Chairman of the Board presides at these executive sessions. If the Chairman of the Board was not an independent director, a lead independent director elected by the independent directors or the chairperson of the Nominating Committee would act as the presiding independent director and preside at meetings of the independent directors or non-management directors.
The procedures by which a particular director is selected to preside at each executive session meeting of the independent or non-management directors of our Board are disclosed in our Corporate Governance Guidelines, which are available on the Governance Documents page of the Investors section of our website located at ir.FloorandDecor.com. Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.
Risk Oversight
Our Board plays an active role in overseeing management of our risks. Our Board regularly reviews information regarding our credit, compliance, liquidity and operations, as well as the risks associated with each. The compensation committee of our Board (the “Compensation Committee”) is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the audit committee of the Board (the “Audit Committee”) is responsible for overseeing the management of financial, legal, cybersecurity and regulatory risks and our enterprise risk management process generally. The Nominating Committee is responsible for managing risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board keeps itself regularly informed regarding such risks through committee reports and otherwise.
Board Committees
Our Board has the authority to appoint committees to perform certain oversight and administration functions. Our Board has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The composition and responsibilities of each standing committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board has adopted a written charter for each of our Audit Committee, Compensation Committee and Nominating Committee, which are available, along with the Code of Business Conduct and Ethics and our Corporate Governance Guidelines, on the Governance Documents page of the Investors section of our website located at ir.FloorandDecor.com. We intend to disclose any amendments to the above documents, or any waivers of their requirements, on our website to the extent required by applicable SEC rules or the rules of the NYSE.
Audit Committee
The Audit Committee held four meetings during Fiscal 2024. The Audit Committee is currently comprised of Ms. Aried, Mr. Sullivan and Mr. Giles, who acts as its chair. Our Board determined that each of Messrs. Giles and Sullivan qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and has the attributes set forth in such section. In addition, our Board has determined that each of Ms. Aried and Messrs. Giles and Sullivan is financially literate, as required by the rules of the NYSE, and is independent as independence is defined under the rules of the NYSE and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The principal duties and responsibilities of our Audit Committee are as follows:
•to assist the Board in its oversight of the integrity of the Company’s financial statements and serve as an independent party to monitor the Company’s financial reporting processes and internal control framework;
•to discuss and review guidelines and policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures including cybersecurity, and the steps management has taken to monitor and control such exposures;
•to oversee the Company’s independent registered public accounting firm and discuss the audit conducted by that firm;
•to provide an open avenue of communication among the independent registered public accounting firm, management and the Board; and
•to oversee the Company’s internal audit function.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors as it deems necessary or appropriate to fulfill its responsibilities and duties.
Compensation Committee
The Compensation Committee held five meetings during Fiscal 2024. The Compensation Committee is currently comprised of Ms. Kersey, Mr. Marshall and Mr. Axelrod, who acts as its chair. Mr. Starrett served as a member of the Compensation Committee during Fiscal 2024 and until his retirement in February 2025. Effective immediately after the Annual Meeting on May 7, 2025, Ms. Kersey will become the chair of the Compensation Committee.
The principal duties and responsibilities of our Compensation Committee are as follows:
•to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;
•to assist the Board with oversight of human capital management matters, including corporate culture, engagement, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations;
•to administer the Company’s clawback policies;
•to review and approve (or recommend to the Board for approval) the compensation of our Chief Executive Officer and our other executive officers; and
•to provide oversight concerning the compensation and performance of our Chief Executive Officer, to prepare a report on executive compensation for inclusion in our proxy statement and Annual Report, and related matters.
Role of Outside Advisors. Pursuant to the charter of the Compensation Committee, the Compensation Committee has the authority to engage independent counsel, accountants, consultants and other advisers as it deems necessary or appropriate to carry out its duties and responsibilities. As discussed in these proxy materials under the heading “Compensation Discussion and Analysis,” in Fiscal 2024, our Compensation Committee engaged Korn Ferry to provide analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, and other mandates as directed by the Compensation Committee.
The Compensation Committee annually reviews the independence of Korn Ferry as its consultant under applicable SEC and NYSE rules on conflict of interest. Following this review, the Compensation Committee determined that Korn Ferry’s work for us does not raise any conflicts of interest. The Compensation Committee’s evaluation included consideration of all services provided to us, the amount of fees paid by us as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of our Compensation Committee or executive officers, and any ownership of our stock by the advisors providing executive and director compensation services to us.
Compensation Risk Assessment. In Fiscal 2024, Korn Ferry supported management and the Compensation Committee in conducting their risk assessment of our incentive compensation plans and practices. As a result of this analysis as well as their regular review of compensation policies and practices, management has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has reviewed and agrees with management’s conclusion.
Nominating Committee
The Nominating Committee held three meetings during Fiscal 2024. The Nominating Committee is comprised of Messrs. Young and James and Ms. Thornton, who acts as its chair.
The principal duties and responsibilities of our Nominating Committee are as follows:
•to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board;
•to oversee the evaluations of the Board, the committees of the Board and management;
•to advise and assist the Board with oversight of governance, sustainability, responsible business practices, and environmental or climate-related matters; and

•to make recommendations to our Board regarding board governance matters and practices.
Director Qualifications; Nominating Committee Process; Board Composition. The Nominating Committee’s policy is to identify potential nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. To properly submit a nomination, our stockholders must provide timely notice of such nomination in accordance with Section 1.10 of our Third Amended and Restated Bylaws (the “Bylaws”).
The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. Given the complex nature of the Company’s business, the Board believes it is important to consider candidates from varied backgrounds, with a broad array of personal and professional experiences, including but not limited to diversity of skills, professional qualifications, race, ethnicity, gender, age, education, and cultural background. Accordingly, when evaluating candidates for nomination as new directors, the Nominating Committee will consider (and will require any search firm that it engages to provide) a set of candidates that reflect a broad group of backgrounds. The Nominating Committee sources potential director candidates by, among other things, soliciting suggestions from our Board and senior management, hiring third-party search firms as needed, and considering candidates proposed by stockholders in the same manner we evaluate candidates proposed by our Board or senior management. In Fiscal 2024, we engaged a third-party search firm to help us identify qualified candidates for our Board.
To ensure that our Board includes the appropriate mix of directors to support our Company and its strategic growth, the Board, with the assistance of the Nominating Committee, engages in a regular refreshment process. In the past five years, seven new directors have been recommended by the Nominating Committee to the Board to replace departing directors. Most recently, these additions include Ms. Kersey, who has significant human capital management experience that benefits a retail company like ours with a significant employee base, and Ms. Aried, who brings significant experience with technology in the retail space that can provide the Board with valuable insight into enterprise digital strategies, cybersecurity, significant technological upgrades, and the connected customer online experience. Ms. Aried, who was appointed the Board effective January 1, 2025, was recommended to the Board by its third-party search firm. As part of its routine assessment of the composition of the Board and our ongoing Board refreshment process, the Nominating Committee will continue to focus on the complement of relevant skills and personal and professional experiences appropriate to support our business as it grows.
Annual Board Self-Evaluation
In 2024, the Board and each of its committees undertook a self-evaluation process that included a series of interviews conducted by the Chair of the Nominating Committee with each of our directors to gather input on individual director’s contributions, the effectiveness of the Board and committee compositions and structure, and the relationship between management and the Board. Feedback from the 2024 and prior Board self-evaluation processes has driven changes in the format of Board meetings, the nature of executive sessions, the format and content of the director onboarding process, and individuals nominated to be members of the Board.
Sustainability Matters
We believe that running a sustainable and responsible business creates long-term value for our Company, our stockholders, our other stakeholders and the communities in which we operate. We focus first on our business objectives, and our sustainability-related efforts must align with and support those objectives. With that lens, we are committed to operating our business with integrity, giving back to the communities we serve, being environmentally conscious, and operating a responsible supply chain that focuses on the quality of our products and improves the lives of workers involved in manufacturing our products. Our Board provides overall oversight of the Company’s sustainability efforts, and the charter of the Nominating Committee specifically tasks that committee with development and review of our sustainability efforts and with making recommendations to the Board and/or management regarding the same. The Nominating Committee provides oversight of material climate-related risks and other sustainability risks and opportunities relevant to our business. Below are just a few examples demonstrating our commitment to sustainability matters:
•Since 2015, we have raised over $1,400,000 from our associates and directors for The West Fund, our financial assistance program for associates in need.
•Since 2017, we have donated more than two million square feet of flooring material to charity.

•In 2021, we committed to aligning our voluntary sustainability disclosures with guidance from the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD).
•By investing in energy efficiency, over 80% of our stores have high-efficiency HVAC units, and 100% of our stores and distribution centers have LED lighting.
•In 2023, Floor & Decor began partnering with a leading carbon footprint platform to advance our methodology in scope 1 and scope 2 measurement.
•We have continued to invest in culture and engagement initiatives, including our Women in Leadership Program, in which more than 55 store leaders participated over the last four years.
Employees
We believe that some of the biggest drivers in our growth and success are our employees and the culture that attracts them. We have built a strong team of employees to support our continued success. Each of our stores is led by a Chief Executive Merchant (“CEM”) and is supported by an operations manager, product category department managers, a design team, a Pro sales and support team, and a number of additional associates. Outside of our stores, we have employees dedicated to serving our stores in store support, infrastructure, e-commerce, customer care, and similar functions as well as support for our distribution centers and sourcing office. We dedicate significant resources to training our employees and believe they are key to our success. As of December 26, 2024, we had 13,690 employees, with 13,680 of these employees located in the United States and 10 located outside of the United States. This population consisted of our full-time, part-time, and temporary employees. None of our employees are represented by a labor organization or are a party to any collective bargaining arrangement.
We strive to foster a supportive environment that cultivates professional growth and encourages employees to continuously develop their skills. We consider our relationship with employees to be vital, and we are focused on effective attraction, onboarding, development, engagement, safety, implementation of our values, and retention of talent. A summary of Fiscal 2024 year-end U.S. demographic data follows (percentages may not sum due to rounding):
U.S. Employee Demographic Data

American Indian or Alaska Native	Asian	Black or African American
Hispanic or Latino	I Do Not Wish to Answer	Native Hawaiian or Other Pacific Islander
Two or More Races (Not Hispanic Latino)	White

Female	Male	Not declared

Code of Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on the Governance Documents page of the Investors section of our website located at ir.FloorandDecor.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable SEC rules or the rules of the NYSE.
Insider Trading Policy
We maintain an insider trading policy to provide guidelines to all directors, officers and associates of the Company, their immediate family members and certain controlled entities, and the Company itself, with respect to trading in our securities, as well as the securities of publicly traded companies with whom we have a business relationship. The policy prohibits trading by any covered person while in possession of material non-public information in violation of applicable law and provides for restricted periods and pre-clearance procedures for our directors and officers and certain other specified persons, as well as other related policies and procedures. The policy also expressly prohibits individuals covered by the policy from engaging in transactions of a speculative nature involving our common stock, including, but not limited to, buying or selling puts or calls or other derivative securities based on our common stock. In addition, covered persons are prohibited from engaging in short sales of our common stock or entering into hedging or monetization transactions or similar arrangements with respect to our common stock. The policy also prohibits using Company securities as collateral in a margin account or pledging Company securities as collateral for a loan. In addition, the policy includes provisions regarding the use of Rule 10b5-1 trading plans by individuals subject to the policy. We believe that the insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. A copy of our insider trading policy is filed as Exhibit 19 to our 2024 Annual Report.
Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Compensation Committee in Fiscal 2024 (Messrs. Axelrod and Starrett and Ms. Kersey) has ever served as one of our officers or employees. There are no, and during Fiscal 2024 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or associates serve on the Compensation Committee during Fiscal 2024.
Stockholder and Interested Party Communications
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Floor & Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339, Attention: Corporate Secretary. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Registration Rights Agreement
We are a party to a registration rights agreement with certain of our stockholders (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the stockholders party thereto are entitled to various rights with respect to the registration of their shares under the Securities Act. Registration of any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. If we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to the holders of our common stock, par value $0.001 per share (“common stock”) with registration rights under the Registration Rights Agreement and provide them with the right to include their shares in the registration statement, subject to certain conditions and exceptions contained in the Registration Rights Agreement. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by the holders of our common stock with registration rights under the Registration Rights Agreement.
Indemnification of Officers and Directors
Our Certificate of Incorporation and Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.
Ordinary Course Transactions with Related Persons
From time to time, our directors, officers, employees and affiliates may enter into commercial transactions with us in the ordinary course of business, primarily for the purchase of products at our stores.
Family Member Employment
Thomas Taylor’s son, Nicholas Taylor, serves as Vice President, Merchandising Stores of the Company. For Fiscal 2024, Nicholas Taylor earned total compensation of approximately $398,885. Total compensation includes salary, bonus, restricted stock unit awards and customary employee benefits. Nicholas Taylor’s compensation is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions.
Statement of Policy Regarding Transactions with Related Persons
The Company has internal policies and procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to it. For example, the Company has a Code of Business Conduct and Ethics and Corporate Governance Guidelines, which generally prohibit officers or directors of the Company from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of the Company. Waivers to provisions of these internal policies, including the Code of Business Conduct and Ethics, can generally only be obtained from our Audit Committee, or if for an executive officer or a director, by the Board, and are publicly disclosed as required by applicable law and regulations.
In addition, pursuant to its charter, the Audit Committee is charged with reviewing for prior approval all transactions with “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) that are brought to the Audit Committee’s attention. The Committee will not approve any such transaction if it determines the transaction to be inconsistent with the interests of the Company and its stockholders.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2)
In accordance with the Audit Committee’s charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal years ended December 26, 2024 and December 28, 2023 (“Fiscal 2023”), all audit and non-audit services were pre-approved by the Audit Committee.
The Audit Committee has appointed Ernst & Young LLP (“EY”) to serve as our independent auditors for our fiscal year ending December 25, 2025 (“Fiscal 2025”), subject to ratification by our stockholders. Representatives of EY will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify EY’s appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.
Fees Paid to EY
The fees incurred by us for professional services rendered by EY for Fiscal 2024 and Fiscal 2023 were as follows:

	Fiscal 2024		Fiscal 2023
Audit Fees	$2,517,592	(1)	$2,388,290	(1)
Audit-related Fees	—		—
Tax Fees	518,225	(2)	338,786	(2)
All Other Fees	—		—
	$3,035,817		$2,727,076
_____________________
(1)Audit fees include fees and expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of quarterly financial statements and related services. Additionally, audit fees in Fiscal 2023 include fees and expenses for professional services rendered for the Form S-8 Registration Statement filed in May 2023.
(2)Tax fees include fees for tax services, including tax compliance, tax advice and tax planning.
The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining EY’s independence.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit and tax services rendered by our independent registered public accounting firm. Pre-approval may be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual, case-by-case basis before the independent auditors are engaged to provide each service. The chairperson of the Audit Committee has been delegated the authority to pre-approve any engagement for such audit services and permitted non-audit and tax services, provided that the chairperson of the Audit Committee must disclose all such pre-approved services to the full Audit Committee at the meeting of the Audit Committee immediately following any such pre-approval.
All of the services provided by EY described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of EY as the independent auditors for our fiscal year ending December 25, 2025.

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Corporate Governance page of the Investors section of our website located at ir.FloorandDecor.com. The Board has determined that each of Messrs. Giles and Sullivan and Ms. Aried is independent as independence is defined under the applicable section of the NYSE listing standards and under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each of Messrs. Giles and Sullivan qualifies as an “audit committee financial expert.”
The primary purposes of the Audit Committee are to: monitor our financial reporting process and internal control framework; appoint our independent registered public accounting firm, determine its compensation and other terms of engagement and oversee its work; oversee the performance of our internal audit function; and oversee our compliance with legal, ethical and regulatory matters.
As noted above, the Audit Committee assists the Board in appointing our independent registered public accounting firm, EY, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing EY and the lead audit partner, the Audit Committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of EY’s performance, the technical capabilities of the engagement teams, external data concerning EY’s audit quality and performance obtained from reports of the Public Company Accounting Oversight Board (“PCAOB”), the engagement teams’ understanding of our Company’s business, and the potential impact of changing auditors. The Audit Committee and the Board believe that the continued retention of EY to serve as the Company’s independent auditor is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of EY as the Company’s independent auditor for Fiscal 2025.
The Audit Committee discussed the independent auditors’ review of our quarterly financial information with the independent auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also met and held discussions with management and EY with respect to our audited year-end financial statements.
Further, the Audit Committee discussed with EY the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communications With Audit Committees), received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, discussed with EY its independence and has considered, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, EY. In determining EY’s independence, the Audit Committee considered whether EY’s provision of non-audit services were compatible with the independence of the independent registered public accounting firm. The Audit Committee also discussed with EY and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from EY, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 26, 2024, for filing with the SEC. The Board has approved this recommendation.
This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.

AUDIT COMMITTEE William Giles (Chair) Nada Aried Richard Sullivan

EXECUTIVE OFFICERS

Name	Age	Position
Thomas V. Taylor	59	Chief Executive Officer and a Director
Bryan H. Langley	39	Executive Vice President, Chief Financial Officer
Bradley S. Paulsen	49	President
John J. Adamson	54	Executive Vice President, Chief Information Officer
David V. Christopherson	50	Executive Vice President, Chief Administrative Officer and Chief Legal Officer
Steven A. Denny	61	Executive Vice President, Store Operations
Ersan Sayman	52	Executive Vice President, Merchandising
Trevor S. Lang	54	Former President
The biography for Mr. Taylor is set forth above under “Election of 11 Directors (Proposal 1)—Board Structure and Nominees.” In addition, in January 2025, we announced the appointment of Bradley S. Paulsen as our new President, effective March 10, 2025.
Bryan H. Langley, 39, is our Executive Vice President and Chief Financial Officer. He has responsibility for our accounting and controllership, financial planning and analysis, financial reporting, tax, internal audit, business intelligence and data science, and treasury functions. He joined the Company as Financial Reporting Manager in 2014 and was promoted to Director of Financial Reporting in 2016. From 2016 to 2022, he held various roles at the Company, including Senior Director of Financial Planning and Analysis and Vice President, Financial Planning and Analysis. In 2022, he was promoted to Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Langley served in various accounting and finance roles at Delta Air Lines, Inc. from 2011 to 2014. From 2008 to 2011, Mr. Langley worked in public accounting, holding positions in transaction services and auditing at KPMG LLP. Mr. Langley is a graduate of University of Georgia with both a B.B.A. in Accounting and a Master of Accountancy.
Bradley S. Paulsen, 49, joined the Company as our President on March 10, 2025. He previously served as CEO, North America for Rentokil Initial plc from December 2023 to February 2025, where he was responsible for all operations for the North American region and was a member of the executive leadership team. Prior to Rentokil, Mr. Paulsen served as chief executive officer of Rexel USA, a leading distributor of electrical parts, services and solutions, from April 2021 to December 2023. From 2015 to 2021, he served in a number of leadership roles at HD Supply, one of the United States’ largest MRO (maintenance, repair, and operating products) distributors, including most recently as Chief Operating Officer, responsible for overseeing the sales, supply chain and customer care teams. He also spent nine years with Home Depot in leadership and merchandising roles. Mr. Paulsen holds a Bachelor of Science in Economics from the United States Military Academy at West Point and a Master of Business Administration from Vanderbilt University.
John J. Adamson, 54, is our Executive Vice President and Chief Information Officer. He has responsibility for all technology, strategic applications, cybersecurity, data and infrastructure functions. He joined the Company as Chief Information Officer in 2012 and was promoted to Senior Vice President in 2015 and Executive Vice President in February 2025. From 2005 to 2012, Mr. Adamson held a variety of roles at Home Depot and most recently served as the Director of Merchandising Systems. Mr. Adamson brings over 30 years of technology and retail experience, including roles with Accenture, PeopleSoft and Home Depot. Mr. Adamson received a B.S. in Management Information Systems from Auburn University.
David V. Christopherson, 50, is our Executive Vice President, Chief Administrative Officer and Chief Legal Officer. He has responsibility for our information technology, supply chain, legal, human resources, safety and loss prevention, risk management and sustainability functions. He joined the Company as General Counsel and Secretary in 2013 and was promoted to Senior Vice President in 2015 and Executive Vice President in 2018. In 2024, he was promoted to his current role of Executive Vice President, Chief Administrative Officer and Chief Legal Officer. Mr. Christopherson was the Vice President, General Counsel and Secretary of Teavana Holdings, Inc. from 2011 to 2013 and the Deputy General Counsel of Swett & Crawford from 2007 to 2011. He was previously an attorney with the law firms King & Spalding and Sullivan & Cromwell. Mr. Christopherson received an A.B. in Political Science from Davidson College and a J.D. from Harvard Law School.
Steven A. Denny, 61, is our Executive Vice President, Store Operations and is responsible for all store regions, operations, Pro, commercial and design services, as well as eCommerce and marketing. He joined the Company as a Chief Executive Merchant in 2013 and was promoted to Senior Vice President, Stores in 2017 and Executive Vice President,

Stores in 2020. From 2000 to 2013, Mr. Denny held a variety of roles at Home Depot, including serving as the Western Division Field Merchandise Manager. Mr. Denny brings over 35 years of retail and commercial experience in store operations and merchandising with Builders Square, BMC West, Ernst Home & Nursery and Home Depot.
Ersan Sayman, 52, is our Executive Vice President, Merchandising, responsible for all of our merchandising, regional merchandising and visual merchandising functions. He joined the Company as a Merchant in 2003, was promoted to Vice President in 2012, Senior Vice President in 2015, and Executive Vice President, Merchandising in 2022. Mr. Sayman previously held a variety of managerial positions at Polat Holding Group, a leading Turkish building materials producer, in the United States and Turkey. Mr. Sayman brings over 30 years of domestic and international flooring and building materials experience. He has a B.A. degree from Dokuz Eylul University in Turkey.
Trevor S. Lang, 54, served as our President until his retirement on March 1, 2025. Mr. Lang joined the Company as Senior Vice President and Chief Financial Officer in 2011 and was promoted to Executive Vice President of Professional Services and Chief Financial Officer in October 2014 in connection with his assuming responsibility for leading our in-store Pro business. In 2022, he was promoted to President and was responsible for merchandising, marketing, and eCommerce functions. From 2007 to 2011, he served as the Chief Financial Officer of Zumiez Inc. and also served as its Chief Administrative Officer beginning in April 2010. Previously, he had served as Vice President of Finance for Carter’s, Inc. since 2003. At Carter’s, Mr. Lang was responsible for the management of the corporate accounting and finance functions. From 1999 until joining Carter’s in 2003, Mr. Lang served in a progressive series of Vice President roles in the finance area at Blockbuster Inc., culminating in his role as Vice President of Operations Finance where he was responsible for accounting and reporting for over 5,000 company-owned and franchised stores. From 1994 until 1999, Mr. Lang worked in the audit division of Arthur Andersen reaching the level of audit manager. Mr. Lang is a 1993 graduate of Texas A&M University with a B.B.A. in Accounting.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded in Fiscal 2024 to our named executive officers (“NEOs”) listed below and in the Summary Compensation Table for Fiscal 2024 that follows this discussion.
The following individuals were our NEOs for Fiscal 2024:
•Thomas V. Taylor, who serves as Chief Executive Officer and a member of our Board and is our principal executive officer;
•Bryan. H. Langley, who serves as Executive Vice President and Chief Financial Officer and is our principal financial officer and, effective as of December 13, 2024, our principal accounting officer;
•Trevor S. Lang, who served as President until his retirement on March 1, 2025;
•David V. Christopherson, who was promoted to Executive Vice President, Chief Administrative Officer and Chief Legal Officer effective February 22, 2024, and who previously served as our Executive Vice President, General Counsel and Secretary; and
•Ersan Sayman, who serves as Executive Vice President, Merchandising.
Highlights of 2024 Business Performance
Despite a very challenging macroeconomic environment in Fiscal 2024, we focused on continuing our growth, controlling costs, and positioning our Company for success when macroeconomic conditions improve. We believe that our NEOs were instrumental in supporting our growth and performance in Fiscal 2024, despite the strong macroeconomic headwinds. Highlights of our results include the following:
•we opened 30 new warehouse-format stores;
•net sales increased 0.9% to $4,455.8 million in Fiscal 2024, compared to $4,413.9 million in Fiscal 2023; and
•gross margin increased 120 basis points to 43.3% in Fiscal 2024, compared to 42.1% in Fiscal 2023.
For more information on our financial results for Fiscal 2024, see our 2024 Annual Report, filed with the SEC on February 20, 2025.
Fiscal 2024 Compensation
Compensation Philosophy and Objectives
The primary objectives of our executive pay program are to:
•attract and retain an exceptional executive team needed to outperform our peers and execute our strategy;
•drive our short- and long-term growth objectives;
•align the interests of our executive team with those of our stockholders; and
•align our organization’s pay programs with metrics that we generally view as being important drivers of our performance.

To achieve that, our compensation program relies on the following core principles:

Core Principles
Simplicity and Transparency	Base salary, incentive compensation and equity awards should be easy for executives and our stockholders to understand.
Linked to our Strategy	Our pay design should create a direct bridge to our strategy, and clearly reflect our key short- and long-term business objectives.
Attractive Compensation for Top Talent	Pay levels and design should be compelling enough to attract the best talent we can to support the successful execution of our strategies.
Pay for Performance	The majority of compensation should be subject to achievement of financial performance levels that align with the strategic and financial priorities set by the Board.
Appropriate Risk Orientation
Our compensation programs are designed in a manner that is intended to provide for performance-based compensation that is both challenging and achievable, and that does not encourage excessive or unnecessary risk-taking. In general, the more senior a role, the more the total mix of that role’s compensation should be “at risk.”

While the Compensation Committee considers competitive compensation data to generally inform decisions relating to NEO compensation, it does not benchmark NEO compensation to any particular level of our compensation peer group or the market generally.
The following table summarizes the material elements of our executive compensation program that we believe drive a balanced structure and embody governance best practices:

What We Do	What We Don’t Do
✓    Pay-for-Performance: Majority of target fiscal year pay is performance-based and not guaranteed
✓    Annual Compensation Risk Review: Our Compensation Committee annually assesses risk in compensation programs associated with regulatory, stockholder and market changes
✓    Share Ownership Guidelines: We maintain meaningful share ownership guidelines
✓    Annual Assessment of Compensation Program: Our Compensation Committee annually assesses the design and alignment of our incentive plans in relation to performance goals, business strategy, organizational priorities and stockholder interests
✓    Maximum Payouts: We limit both short-term and long-term incentive payouts as a percentage of target awards
✓    Clawback Policies: We maintain robust clawback policies that cover cash and non-cash incentive compensation (including compensation subject to time-based vesting only) that is received by our NEOs during the applicable covered period

X    No Excise Tax Gross-ups: The Company does not provide any excise tax gross-up payments in connection with a change in control
X    No Tax Gross-ups for Perquisites: The Company does not provide tax gross-ups to NEOs for the perquisites we provide
X    No Hedging or Pledging: NEOs are prohibited from engaging in hedging transactions, pledging Company stock as collateral, and similar arrangements with respect to the Company’s securities
X    No Problematic Option Practices: The Company does not have a practice of granting discounted stock options, extending the original option term, or repricing or exchanging underwater options

Elements of Our Executive Compensation Program
For Fiscal 2024, our executive compensation program consisted of the following elements:

	REWARD ELEMENT	FORM	PURPOSE
	Base Salary	Cash	Provides a fixed level of competitive base pay to help us attract and retain successful executive talent
Fixed

	Annual Cash Incentive Bonus	Cash	Rewards executives for achievement of key financial metrics for the fiscal year
Variable

	Stock Incentive Plan	Performance Stock Units Restricted Stock Units	Rewards and incentivizes performance, retention and creation of long-term stockholder value and achievement of key operating metrics over a longer-term period

Allocation of Compensation. We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program. On a prospective basis, we evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our NEOs with those of our stockholders. We generally allocate compensation between short-term and long-term components and between cash and equity in a manner that we believe will maximize executive performance and retention. The variable pay elements (annual cash incentive and long-term incentive equity awards) comprise an increasingly larger proportion of total compensation of our senior executives as position level increases. This is consistent with our belief that these at-risk elements of compensation more closely align management’s interests with our financial performance and with our employees’ and stockholders’ interests.
For Fiscal 2024, approximately 86.2% of our current Chief Executive Officer’s target compensation, and approximately 74.6% on average for our other NEOs, was at risk and contingent upon the achievement of corporate performance objectives, service requirements and/or share price performance. The percentage of compensation at risk for Fiscal 2024 is lower than the percentage for Fiscal 2023 as reported in the proxy materials for the 2024 annual meeting of stockholders due to the fact that Fiscal 2023 amounts included special performance stock unit (“PSU”) awards granted in Fiscal 2023, and no such awards were granted in Fiscal 2024. The components of total target compensation for Fiscal 2024 were:

Long-Term Incentive Compensation: 69.0%

Base Salary	Annual Cash Incentive	Restricted Stock Units	Performance Stock Units

Long-Term Incentive Compensation: 53.6%

Base Salary	Annual Cash Incentive	Restricted Stock Units	Performance Stock Units
As discussed in more detail below, and as reflected in the Pay Versus Performance charts under “Executive Compensation—Compensation of Our Named Executive Officers—Pay Versus Performance,” the Compensation Committee noted certain circumstances where the pay actually received by the NEOs was significantly lower than target total compensation as approved by the Compensation Committee at the beginning of the respective fiscal year, due to the impact on Company performance of macroeconomic conditions outside of management’s control. This result led the Compensation Committee to consider and adopt changes to the structure of our annual cash incentive and PSU awards in Fiscal 2024, as described in greater detail below.

Base Salary. Base salary provides a stable foundation for our compensation program. The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each executive and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. When reviewing each executive’s base salary, the Compensation Committee considers the level of responsibility and complexity of the executive’s role, individual performance in the prior year, and the salaries paid for the same or similar positions in the market.
In February 2024, after review of benchmarking analysis against our peer group, taking into account increased job duties and responsibilities for Messrs. Langley, Christopherson and Sayman, and considering the factors listed above, the Compensation Committee and the Board, as applicable, approved the Fiscal 2024 base salaries of the NEOs as indicated in the table below, effective February 23, 2024.

Name	Fiscal 2024 Base Salary	Fiscal 2023 Base Salary
Thomas V. Taylor	$1,060,000	$1,060,000
Bryan H. Langley	$490,000	$400,000
Trevor S. Lang	$625,000	$625,000
David V. Christopherson	$540,000	$475,000
Ersan Sayman	$430,000	$400,000
Annual Cash Incentive Bonuses. Our NEOs are eligible to receive annual cash incentives under our annual performance bonus program for the applicable fiscal year. We consider annual cash incentive bonuses to be “at-risk” compensation. As “at-risk” compensation, we determine the size of the target incentive as a percentage of base compensation, proportionate to each NEO’s position and responsibilities. The annual incentives are intended to reward our NEOs for achieving net sales and EBIT objectives established by the Compensation Committee. EBIT, which we define as net income before interest and taxes, is a supplemental measure of financial performance that is not required by, or presented in accordance with, U.S. GAAP.
In Fiscal 2023, we faced a very challenging macroeconomic environment, with conditions largely outside of the control of management. As a result, there was no payout under the 2023 Annual Performance Bonus Program, despite significant efforts by management and a bonus structure that the Compensation Committee had intended to be challenging but achievable. In considering the structure for the 2024 Annual Performance Bonus Program (the “2024 Bonus Program”), the Compensation Committee anticipated a similarly challenging and difficult to predict environment in Fiscal 2024. Following discussions with the Compensation Committee’s independent compensation consultant and management, the Compensation Committee modified the structure of the program for Fiscal 2024 to better allow it to set appropriate performance targets under our 2024 Bonus Program in light of shifting external variables, such that the 2024 Bonus Program could continue to serve its intended purpose of driving management to achieve broader financial and strategic goals. Under the 2024 Bonus Program, Fiscal 2024 was divided into two six-month performance periods. The threshold, target and maximum performance metrics for the first period, December 29, 2023 through June 27, 2024 (“First Half 2024”), were set by the Compensation Committee in March 2024, and the threshold, target and maximum performance metrics for the second period, June 28, 2024 through December 26, 2024 (“Second Half 2024”), were set by the Compensation Committee in July 2024. Performance was measured for each of the six-month periods, with a single payout occurring in March 2025 following Compensation Committee certification of the level of achievement against the metrics for the respective performance periods. For Fiscal 2025, we expect to return to a full-year performance period.
Under the 2024 Bonus Program, our NEOs were eligible to receive an annual incentive with a target amount equal to a percentage of their respective annual base salary earned in the fiscal year, as follows:

Name	Target for First Half 2024 as a % of Base Salary	Target for Second Half 2024 as a % of Base Salary	Total Target 2024 Bonus as a % of Base Salary	Total Target 2024 Bonus ($)
Thomas V. Taylor	62.5%	62.5%	125%	$1,325,000
Bryan H. Langley	37.5%	37.5%	75%	$367,500
Trevor S. Lang	50.0%	50.0%	100%	$625,000
David V. Christopherson	37.5%	37.5%	75%	$405,000
Ersan Sayman	37.5%	37.5%	75%	$322,500

The maximum annual cash incentive bonus payable pursuant to the 2024 Bonus Program was 200% of the NEO’s applicable target bonus. Annual incentives for our NEOs under the 2024 Bonus Program were calculated based on achievement of targeted net sales (20% weighting) and EBIT (80% weighting) for the applicable six-month performance period, as determined by the Compensation Committee.
The performance metrics for the 2024 Bonus Program were set as follows:

		First Half 2024			Second Half 2024
Performance Metric	Weighting (%)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)
Net Sales	20%	$2,184.1	$2,323.5	$2,457.1	$2,108.0	$2,248.6	$2,383.5
EBIT	80%	$114.1	$141.9	$169.8	$65.7	$106.7	$148.2
The goals were based on, and aligned with, the business outlook and financial plan for each of the first and second halves of Fiscal 2024, which contemplated our continued focus on store expansion and efforts to recover sales and control costs in the difficult macroeconomic environment. To the extent target performance fell between the levels specified above, the payout percentage was determined on an interpolated basis.
During Fiscal 2024, the Company’s performance continued to be impacted by macroeconomic pressures outside the Company’s control. For First Half 2024, net sales and EBIT were both between threshold and target levels, for a blended payout percentage of 80.5% for the six-month period. For Second Half 2024, net sales were slightly below target, but due to strong expense control efforts, EBIT exceeded target, for a blended payout percentage of 119.3% for the second six-month period. The table below sets forth the detailed performance results for the 2024 Bonus Program.

		First Half 2024				Second Half 2024
Performance Metric	Weighting (%)	Target ($ in millions)	Actual ($ in millions)	Percentage of Target (%)	Payout (%)	Target ($ in millions)	Actual ($ in millions)	Percentage of Target (%)	Payout (%)
Net Sales	20%	$2,323.5	$2,230.4	96.0%	77.7%	$2,248.6	$2,225.3	99.0%	89.7%
EBIT*	80%	$141.9	$130.6	92.1%	81.2%	$106.7	$125.5	117.7%	126.7%
		First Half Payout %:			80.5%	Second Half Payout %:			119.3%
*    EBIT for each period was the same as operating income for the respective six-month period.
The payout percentages for each of the six-month periods were then combined, resulting in a full year payout to the NEOs under the 2024 Bonus Program of 99.90% of target, as reflected below.

Name	Actual 2024 Bonus Payout ($)*	Full Year Payout as a % of Target	Full Year Payout as a % of Base Salary
Thomas V. Taylor	$1,323,675	99.90%	124.9%
Bryan H. Langley	$354,165	99.90%	74.9%
Trevor S. Lang	$624,375	99.90%	99.9%
David V. Christopherson	$395,230	99.90%	74.9%
Ersan Sayman	$317,855	99.90%	74.9%
*    Actual payout was calculated using the NEO’s actual base salary paid in Fiscal 2024 as set forth in the Summary Compensation Table.
Equity Incentive Awards. We believe that regular equity-based long-term incentive awards align the interests of our NEOs with our stockholders and focus our NEOs on our long-term growth. We maintain the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan, as amended (the “2017 Plan”), pursuant to which we may grant incentive stock options, non-qualified stock options, restricted stock, other stock-based awards and performance-based cash awards to our employees, including the NEOs, which awards may be subject to such service-based, performance-based or other vesting factors or criteria as determined by the Compensation Committee in its discretion in accordance with the 2017 Plan.
Equity Awards Process
We typically grant equity incentive awards to our NEOs annually. The Compensation Committee generally approves the annual equity incentive awards at its meeting in February each year, with awards granted after the filing of our Annual

Report for the prior fiscal year. In certain circumstances, the Compensation Committee may also approve grants to be effective at other times, including interim grants for new hires and promotions after the regular annual grant date. Employees may also enroll to purchase shares of our common stock under the terms of the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”), with purchase dates generally in June and December of each year using payroll deductions accumulated during the prior six-month period. During Fiscal 2024, the Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity incentive awards.
Fiscal 2024 Equity Awards
In Fiscal 2024, the NEOs were granted half of their annual equity award in the form of service-based restricted stock units (“RSUs”) and half in the form of performance and service-based PSUs. The Compensation Committee believes that awarding a mix of RSUs and PSUs encourages our NEOs to create and sustain stockholder value over longer periods because their value is directly attributable to changes in the price of our common stock over time, and because their full value cannot be realized until vesting occurs, which generally requires continued employment for multiple years and/or achievement of performance goals. The Compensation Committee views RSUs as a form of long-term incentive that focuses our NEOs on long-term strategy execution and promotes NEO retention. In addition to the considerations applied to RSUs, the Compensation Committee views the long-term financial metrics applicable to the PSUs, which incorporate measures of both operating income and balance sheet return on investment performance, as valuable in better ensuring that our NEOs are appropriately incentivized to create long-term value for the Company and the Company’s stockholders and to effectively allocate capital toward investments that are intended to provide future growth for the Company’s stockholders.
In determining the size of equity-based grants, the Compensation Committee considers, among other things, the number of shares available under the 2017 Plan, the potential dilutive impact of such grants on our stockholders, the individual’s position with the Company, and their performance over the past fiscal year. The number of RSUs and PSUs granted to our NEOs in Fiscal 2024, as well as their respective grant date fair values, is set forth in the Grants of Plan-Based Awards Table for Fiscal 2024 on page 33 of this proxy statement.
The RSUs granted in Fiscal 2024 vest in three ratable annual installments on each of the first three anniversaries of the grant date, generally subject to the grantee’s continued employment as of each applicable vesting date.
Prior to Fiscal 2024, the PSU awards granted to the NEOs required achievement of a minimum level of return on invested capital (“ROIC”), which, if not met, resulted in no vesting even if other performance metrics were achieved. In structuring the grant of the PSUs for Fiscal 2024, the Compensation Committee considered the fact that the targets set for these prior awards anticipated a much faster macroeconomic recovery than we have experienced, and, as such, the PSU awards granted in the fiscal year ended December 29, 2022 (“Fiscal 2022”) had not met the threshold requirements for vesting and the Fiscal 2023 PSU awards (including the similarly structured portion of the special PSU awards from Fiscal 2023) were not expected to meet the threshold requirements for vesting. For the NEOs, this resulted in 100% of the Fiscal 2022 PSUs, or 50% of their total Fiscal 2022 equity award, having no value, and a very high probability that 100% of the Fiscal 2023 PSUs, or 50% of the Fiscal 2023 annual equity award, as well as 45% of the Fiscal 2023 special PSU awards, would have no value.
Following its assessment of the prior PSU awards, the Compensation Committee modified the structure of the performance metrics for the PSUs granted in Fiscal 2024 and set performance targets for the three-year performance period that it believed at the time were challenging but achievable given the difficult and uncertain macroeconomic environment. The Fiscal 2024 PSUs are subject to achievement of three-year average ROIC targets and Adjusted EBIT targets, as described in the following table. Vesting is weighted 20% for ROIC targets and 80% for Adjusted EBIT targets. Each metric is measured independently, and failure to meet one does not prevent vesting of the portion of the award subject to the other metric. To the extent target performance falls between the levels specified below, the vesting percentage will be determined on a straight-line interpolated basis. The percentage of the PSUs that becomes vested (if any) will be based on the Compensation Committee’s certification of the Company’s achievement with respect to the performance targets over the three-year performance period. We believe this design incentivizes our NEOs to drive earnings growth as well as efficiently allocate capital.

		Percent of PSUs Vested
Performance Metric	Weighting	50%	100%	150%	200%
Three-Year Average ROIC	20%	9%	10%	12%	14%
Adjusted EBIT at end of Performance Period	80%	$370.0 million	$440.0 million	$475.0 million	$510.0 million

At the end of the performance period in December 2026, the Compensation Committee will review and certify the level of achievement of performance goals with respect to the Fiscal 2024 PSUs, which will be described in our proxy statement for Fiscal 2027. With respect to PSUs granted as part of Fiscal 2024 annual awards, vesting generally requires continued employment through the date the Compensation Committee certifies the extent to which the Adjusted EBIT and ROIC performance criteria have been met. However, if an NEO’s employment is terminated by the Company without Cause (as defined in the applicable NEO’s employment agreement) or, with respect to Mr. Taylor, if he terminates his employment for Good Reason (as defined in his employment agreement), during the one-year period following a Change in Control (as defined in the 2017 Plan), the PSUs would become fully vested based on target performance.
“Adjusted EBIT” is a non-GAAP financial measure, and is defined as earnings before interest and taxes, adjusted for certain special, unusual or non-recurring items affecting the Company or its financial statements, items related to the disposal of business or discontinued operations (including termination expenses), certain items related to acquisitions and the impact of acquisitions, employer taxes tied to stock-based compensation, asset impairments, one-time personnel-related expenses, material litigation charges or gains, goodwill impairment charges, items related to equity and/or debt related transactions, items related to changes in accounting principles or applicable law or regulations, and certain other adjustments as determined to be appropriate by the Compensation Committee (which may include adjustments taken into account in calculating Adjusted EBIT as reported by the Company in one or more of its earnings releases for the performance period), in each case, as determined by the Compensation Committee to be appropriate taking into account all relevant objective information or financial data, with the Compensation Committee’s determination to be final and conclusive on all parties.
“ROIC” is a non-GAAP financial measure, and is defined as, with respect to each fiscal year during the three-year performance period, the Company’s return on invested capital for a fiscal year, determined as the quotient of (i) an amount equal to (A) the Company’s Adjusted EBIT, plus (B) the Company’s expenses and amortization related to the Company’s leased property, minus (C) the product of (I) the Company’s Adjusted EBIT, (II) plus the Company’s expenses and amortization related to the Company’s leased property multiplied by (III) the Company’s effective tax rate, divided by (ii) an amount equal to (A) the previous five-quarter-average net fixed assets, as reported by the Company in its quarterly and annual financial statements for the five quarters ending with the last quarter of the applicable fiscal year, plus (B) the Company’s then-current net working capital, as reported by the Company in its quarterly and annual financial statements for the five quarters ending with the last quarter of the applicable fiscal year (calculated as (1) total current assets, minus (2) cash and cash equivalents, less (3) total current liabilities, minus (4) current portion of debt), plus (C) the Company’s expenses and amortization related to the Company’s leased property multiplied by 7.5, in each case determined in accordance with generally accepted accounting principles, in each case as determined by the Compensation Committee in its sole discretion, with such determination to be final and conclusive on all parties.
401(k) Plan and other Benefits
All employees are eligible to participate in our 401(k) plan and receive discretionary matching contributions from us once they meet the eligibility criteria. We match employee contributions in cash at a rate of 45% of the first 5% of base compensation that an employee contributes, with graded vesting over a six-year period. Our NEOs are also eligible for the Company matching contribution, subject to regulatory limits on contributions to 401(k) plans. Messrs. Langley and Christopherson both participate in the 401(k) plan, and Mr. Lang participated in the 401(k) plan prior to his retirement. In addition to participation in our 401(k) plan, we provide our NEOs with employer paid group term life insurance.
Pursuant to the Company’s aircraft policy, in order to maximize productivity, provide for greater physical security, incentivize retention, and ensure that Mr. Taylor can be immediately available to respond to business priorities, we pay for, or reimburse costs of, certain air travel arising in connection with Mr. Taylor’s regular business-related commuting to and from our corporate office and certain personal travel for Mr. Taylor and/or his family members or other guests. Mr. Taylor’s air travel under the Company’s aircraft policy is reviewed by the Compensation Committee on an annual basis. Amounts paid and/or reimbursed under the Company’s aircraft policy constitute taxable income to Mr. Taylor, and we do not gross-up or in any way compensate Mr. Taylor for income tax owed in respect of such amounts. The costs relating to business-related commuting and personal travel by Mr. Taylor and/or his guests are reported as other compensation in the “All Other Compensation” column of the Summary Compensation Table below.
Employment Agreements
We are party to employment agreements with Messrs. Taylor, Langley, Christopherson, and Sayman, and, until his retirement, Mr. Lang (collectively and as amended, the “Employment Agreements”). Each Employment Agreement provides for the payment of base salary and certain other benefits. Each of the NEOs is also eligible to earn an annual bonus equal to a percentage of base salary, based on the achievement of performance criteria. The Employment Agreements, as well as any amendments thereto, are all filed as exhibits to our 2024 Annual Report.
The NEOs are also eligible to receive severance benefits in the event of certain terminations of employment. For a more detailed description of such benefits, see “Executive Compensation—Compensation of Our Named Executive Officers—Potential Payments upon Termination or Change in Control.”
Restrictive Covenants
Each of the NEOs is subject to certain non-compete and non-solicitation restrictions while employed and for one year after termination of employment (or, in the case of Mr. Taylor, for two years after termination of employment). In addition, each NEO is subject to confidentiality and non-disparagement restrictions.
Determination of Compensation
Role of the Compensation Committee in Executive Compensation
During Fiscal 2024, the Compensation Committee (and, with respect to Messrs. Taylor and Lang, the Board), made all decisions regarding the compensation levels of our executive officers.
It is the Compensation Committee’s responsibility to:
•oversee the design of our executive compensation programs, policies, strategies and practices;
•determine the types and amounts of compensation for executive officers; and
•review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our cash incentive compensation and equity incentive compensation plans.
In addition, as described in these proxy materials, the Compensation Committee has directly engaged Korn Ferry to assist in its review of compensation for our executive officers.
In Fiscal 2024, the Compensation Committee made recommendations to the Board regarding, and the Board approved, the individual compensation of Messrs. Taylor and Lang.
Role of Executive Officers in Determining Executive and Director Compensation
As described above, during Fiscal 2024, the Compensation Committee and, as applicable, the Board made all decisions regarding the compensation of our executive officers and directors, after considering recommendations by Mr. Taylor (other than with respect to his own compensation).
Our human resources department supported the Compensation Committee’s work, and in some cases acted under delegated authority to administer compensation programs.
Role of the Compensation Consultant
The Compensation Committee has retained Korn Ferry as its consultant to provide advice on executive and director compensation practices. Korn Ferry’s support generally includes analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, and other mandates as directed by the Compensation Committee.
In Fiscal 2024, we paid Korn Ferry $257,594, which consisted of approximately $148,000 for services related to executive and director compensation and $109,594 for services related to broad-based compensation, which represents less than 0.01% of Korn Ferry annual revenue.
For a detailed discussion of the Compensation Committee’s review of Korn Ferry’s independence, see the discussion under the heading “Other Board and Corporate Governance Information—Board Committees—Compensation Committee” above.

Peer Group Construction
In making executive compensation determinations for Fiscal 2024, we relied on the experience of the members of our Compensation Committee, as well as the input of our Chief Executive Officer (other than with respect to his own compensation), who has many years of experience in our industry. Each year the Compensation Committee reviews the peer group from the prior year and, if necessary, makes changes to reflect companies with revenue size, growth rates and other characteristics that the Compensation Committee believes provide a more appropriate comparison. In Fiscal 2024, the Compensation Committee added Fastenal Company to the peer group.
For Fiscal 2024, the Compensation Committee reviewed compensation data from the public filings for the following companies, which our Compensation Committee identified as our peer group for Fiscal 2024.

Beacon Roofing Supply, Inc. Deckers Outdoor Corporation Etsy, Inc. Fastenal Company Five Below, Inc. Lululemon Athletica Inc. Ollie’s Bargain Outlet Holdings, Inc.	Pool Corporation RH SiteOne Landscape Supply, Inc. Sleep Number Corporation Tempur Sealy International, Inc. Ulta Beauty, Inc. Williams-Sonoma, Inc.
While the Compensation Committee considered this data from time to time to generally inform decisions relating to NEO compensation, it did not seek to benchmark our NEO compensation to any particular level. The Compensation Committee expects to periodically evaluate competitive market data to include the most suitable peer group as well as other market data deemed relevant. The Compensation Committee also expects to periodically review and update this peer group and to utilize Korn Ferry for peer group analysis in determining and developing compensation packages for our NEOs.
Say-on-Pay Consideration
At our 2024 annual meeting of stockholders, we held a stockholder advisory vote on the compensation of our NEOs in Fiscal 2023 (“2024 Say-on-Pay”). Our stockholders approved the compensation of our NEOs, with approximately 88.4% of the votes cast in favor of our 2024 Say-on-Pay resolution. We believe that the outcome of our 2024 Say-on-Pay vote signals our stockholders’ support of our compensation programs and philosophy, specifically our efforts to retain and motivate our NEOs and to align pay with performance and the long-term interests of our stockholders. Based on engagement with our institutional holders, we believe the slight decline in our Say-on-Pay votes compared to prior years reflects a reaction to special equity grants we made to our NEOs in Fiscal 2023, which we did not repeat in Fiscal 2024.
The Compensation Committee reviewed and considered these voting results, among other factors described in this Compensation Discussion and Analysis, in evaluating our executive compensation programs and philosophy.
Hedging and Pledging Policy
We have an insider trading policy, which, among other items, expressly prohibits covered persons (defined as our and our subsidiaries’ officers, directors and employees), as well as their immediate families and members of their households, from engaging in transactions of a speculative nature involving our common stock, including, but not limited to, buying or selling puts or calls or other derivative securities based on our common stock. In addition, such persons are prohibited from engaging in short sales of our common stock or entering into hedging or monetization transactions or similar arrangements with respect to our common stock. The policy also prohibits using Company securities as collateral in a margin account or pledging Company securities as collateral for a loan.
Stock Ownership Guidelines
To further align the long-term interests of our executives and our stockholders, we maintain stock ownership guidelines applicable to our Chief Executive Officer, other executive officers, and non-employee directors. The guidelines require our executives and non-executive directors to maintain the following beneficial ownership of shares of our common stock (measured in market value):

Group	Required ownership
Chief Executive Officer	5 times annual base salary
President / Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	2 times annual base salary
Non-employee directors	5 times annual cash retainer
Our executives and non-employee directors have five years from the effective date of their respective election, appointment or promotion, as the case may be, to satisfy these stock ownership guidelines. For the purposes of these stock ownership guidelines, the annual consulting fee received by Mr. West under his consulting agreement with us is deemed to be his annual cash retainer. For purposes of determining ownership levels, shares of common stock owned outright, unvested shares of restricted stock and restricted stock units, and shares underlying vested and certain unvested, in-the-money options to purchase common stock are included. Shares of common stock underlying an award subject to performance-vesting for which the performance criteria have not been satisfied are not included. As of the end of Fiscal 2024, all of our executive officers and non-employee directors were in compliance with these guidelines.
Clawback Policies
In order to encourage sound financial reporting and enhance individual accountability, we maintain a discretionary clawback policy for our current and former executive officers, Executive Vice Presidents and Senior Vice Presidents (“Covered Persons,” and such clawback policy, as amended and restated, the “Incentive Compensation Recoupment Policy”). The Incentive Compensation Recoupment Policy provides that if either (i) a “Trigger Event” (as defined below) occurs with respect to a Covered Person or (ii) our financial statements are materially and negatively restated due to a Covered Person’s fraud or intentional misconduct or where the Covered Person had supervisory authority over the employee(s) or business area engaged in such activity and knew of, or willfully disregarded, such activity, we may seek to recover or cancel any cash- or non-cash incentive compensation (including compensation subject to time-based vesting only) paid or payable to the applicable Covered Person during the fiscal year in which the Trigger Event or such restatement occurred or during the last completed fiscal year prior to the fiscal year in which the Trigger Event or such restatement occurred. For purposes of the Incentive Compensation Recoupment Policy, a “Trigger Event” means, with respect to any Covered Person, (1) such Covered Person’s willful misconduct or gross negligence with regard to the Company or any subsidiary of the Company or willful violation of a material Company policy, or perpetration of an illegal act, dishonesty, fraud or act of moral turpitude, or (2) where the Covered Person had supervisory authority over the employee(s) or business area engaged in the activity described in clause (1) and knew of, or willfully disregarded, such activity.
Additionally, we maintain our Dodd-Frank Clawback Policy consistent with the requirements adopted by the SEC and the New York Stock Exchange (the “Dodd-Frank Policy” and, together with the Incentive Compensation Recoupment Policy, the “Clawback Policies”). Under the Dodd-Frank Policy, except for certain enumerated exceptions, if we are required to prepare a restatement due to material noncompliance with financial reporting requirements under U.S. securities laws, we are required to recoup from each current or former executive officer of the Company incentive-based compensation that was erroneously received during the applicable recovery period (the three completed fiscal years preceding the date in which a restatement is required).
For the complete terms of our Incentive Compensation Recoupment Policy and our Dodd-Frank Policy, please see exhibits 10.55 and 97, respectively, of our 2024 Annual Report.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on our review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE Norman Axelrod (Chair) Melissa Kersey Ryan Marshall

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table contains information about the compensation paid to or earned by each of our NEOs during Fiscal 2024, Fiscal 2023, and Fiscal 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Thomas V. Taylor – Chief Executive Officer	2024	1,060,000	—	5,300,060	1,323,675	737,337	8,421,072
	2023	1,054,231	—	13,710,223	0	752,380	15,516,834
	2022	1,025,385	—	3,605,000	1,007,880	644,049	6,282,314
Bryan H. Langley – Executive Vice President and Chief Financial Officer	2024	472,692	—	750,094	354,165	5,605	1,582,556
	2023	395,192	—	1,500,249	0	5,481	1,900,922
	2022	302,039	—	871,720	116,373	5,700	1,295,832
Trevor S. Lang – Former President(1)	2024	625,000	—	1,750,220	624,375	9,005	3,008,600
	2023	615,385	—	8,800,086	0	8,667	9,424,138
	2022	536,808	—	800,000	295,481	8,058	1,640,347
David V. Christopherson – Executive Vice President, Chief Administrative Officer and Chief Legal Officer(2)	2024	527,500	—	1,100,092	395,230	6,032	2,028,854
	2023	470,193	—	3,700,161	0	6,951	4,177,305
	2022	442,308	—	600,000	226,074	6,307	1,274,689
Ersan Sayman – Executive Vice President, Merchandising(3)	2024	424,231	—	800,194	317,855	966	1,543,246
_____________________
(1)Mr. Lang retired from the Company effective March 1, 2025.
(2)Mr. Christopherson was promoted to Executive Vice President, Chief Administrative Officer and Chief Legal Officer on February 22, 2024; previously he served as Executive Vice President, General Counsel and Secretary.
(3)Mr. Sayman was not an NEO prior to Fiscal 2024.
(4)Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in Fiscal 2024 computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2024 contained in our 2024 Annual Report. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the NEOs. The amounts shown in the table with respect to PSUs granted in Fiscal 2024 reflect the fair value on the date of grant based on the probable outcome of the applicable performance goals, which was determined to be target level achievement. The grant date fair value of the PSUs granted in Fiscal 2024 assuming maximum achievement of the applicable performance goals is as follows: $5,300,061 for Mr. Taylor, $750,094 for Mr. Langley, $1,750,219 for Mr. Lang, $1,100,091 for Mr. Christopherson and $800,193 for Mr. Sayman.
(5)Amounts in this column for Fiscal 2024 include: (i) 401(k) employer matching contributions for Messrs. Langley, Lang, and Christopherson, respectively; (ii) employer-paid group term life insurance premiums for Messrs. Taylor, Langley, Lang, Christopherson and Sayman, respectively; and (iii) incremental employer-incurred costs under the Company’s aircraft policy in respect of commuting and personal travel by Mr. Taylor and/or his guests in the amount of $735,014, of which $478,071 related to commuting-related costs and $256,943 related to personal travel costs.

Grants of Plan-Based Awards Table for Fiscal 2024
The following table contains information about each grant of an award made to our NEOs under any incentive plan in Fiscal 2024:

Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas V. Taylor	Annual Cash Incentive Bonus	2/21/2024	2/21/2024	—	1,325,000	2,650,000	—	—	—	—	—
	RSU	2/26/2024	2/21/2024	—	—	—	—	—	—	22,851	2,650,030
	PSU	2/26/2024	2/21/2024	—	—	—	11,426	22,851	45,702	—	2,650,030
Bryan H. Langley	Annual Cash Incentive Bonus	2/20/2024	2/20/2024	—	367,500	735,000	—	—	—	—	—
	RSU	2/26/2024	2/20/2024	—	—	—	—	—	—	3,234	375,047
	PSU	2/26/2024	2/20/2024	—	—	—	1,617	3,234	6,468	—	375,047
Trevor S. Lang	Annual Cash Incentive Bonus	2/21/2024	2/21/2024	—	625,000	1,250,000	—	—	—	—	—
	RSU	2/26/2024	2/21/2024	—	—	—	—	—	—	7,546	875,110
	PSU	2/26/2024	2/21/2024	—	—	—	3,773	7,546	15,092	—	875,110
David V. Christopherson	Annual Cash Incentive Bonus	2/20/2024	2/20/2024	—	405,000	810,000	—	—	—	—	—
	RSU	2/26/2024	2/20/2024	—	—	—	—	—	—	4,743	550,046
	PSU	2/26/2024	2/20/2024	—	—	—	2,372	4,743	9,486	—	550,046
Ersan Sayman	Annual Cash Incentive Bonus	2/20/2024	2/20/2024	—	322,500	645,000	—	—	—	—	—
	RSU	2/26/2024	2/20/2024	—	—	—	—	—	—	3,450	400,097
	PSU	2/26/2024	2/20/2024	—	—	—	1,725	3,450	6,900	—	400,097
_____________________
(1)Constitutes target and maximum award opportunities for our NEOs under the 2024 Bonus Program based on salaries in effect in Fiscal 2024. See “—Fiscal 2024 Compensation—Elements of Our Executive Compensation Program—Annual Cash Incentive Bonuses” for information regarding the criteria applied in determining amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2024.
(2)Constitutes threshold, target and maximum award opportunities for our NEOs under the performance-based vesting of PSUs as outlined in the “—Fiscal 2024 Compensation—Elements of Our Executive Compensation Program—Equity Incentive Awards—Fiscal 2024 Equity Awards” section.
(3)Constitutes time-vested awards granted to our NEOs. See “—Fiscal 2024 Compensation—Elements of Our Executive Compensation Program—Equity Incentive Awards—Fiscal 2024 Equity Awards.”
(4)Pursuant to the SEC rules, RSUs and PSUs are valued in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2024 contained in our 2024 Annual Report. The amounts shown in the table reflect the total fair value on the date of grant, assuming target level achievement with respect to the PSUs, and do not necessarily reflect the actual value, if any, that may be realized by the NEOs.

Outstanding Equity Awards at Fiscal Year-End 2024
The following table contains information about outstanding equity awards as of the last day of Fiscal 2024 for each of our NEOs:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Thomas V. Taylor	224,618	—	21.00	4/26/2027	2,156	217,907	31,529	3,186,585
	135,301	—	31.98	11/2/2028	6,284	635,124	24,895	2,516,138
	56,500	—	57.70	2/24/2030	13,684	1,383,042	10,263	1,037,231
	14,819	4,940	95.68	3/1/2031	36,513	3,690,369	22,851	2,309,551
					22,851	2,309,551
Bryan H. Langley	1,159	—	9.99	9/30/2026	280	28,300	3,153	318,674
	2,830	—	21.00	4/26/2027	450	45,482	2,490	251,614
	2,512	—	40.48	11/6/2027	4,909	496,153	1,384	139,830
	4,101	—	31.98	11/2/2028	1,845	186,474	3,234	326,860
	4,592	—	44.05	5/6/2029	3,652	369,108
	2,420	—	57.70	2/24/2030	3,234	326,860
	643	214	95.68	3/1/2031
Trevor S. Lang(1)	—	1,422	95.68	3/1/2031	621	62,764	25,223	2,549,238
					1,221	123,406	19,916	2,012,910
					362	36,587	2,213	223,668
					2,951	298,258	7,546	762,674
					29,210	2,952,255
					7,546	762,674
David V. Christopherson	2,586	—	57.70	2/24/2030	395	39,923	9,459	956,021
	904	904	95.68	3/1/2031	1,047	105,820	7,469	754,841
					2,583	261,064	1,937	195,722
					10,954	1,107,121	4,743	479,375
					4,743	479,375
Ersan Sayman	28,320	—	9.99	9/30/2026	280	28,300	6,306	637,347
	21,428	—	21.00	4/26/2027	567	57,307	4,979	503,228
	10,866	—	31.98	11/2/2028	1,476	149,179	1,107	111,834
	3,594	—	57.70	2/24/2030	7,303	738,114	3,450	348,692
	643	214	95.68	3/1/2031	3,450	348,692
_____________________
(1)Because Mr. Lang retired from the Company on March 1, 2025, all awards vesting after that date were forfeited upon his retirement.
(2)All remaining unexercisable stock options outstanding as of the end of Fiscal 2024 vested on March 1, 2025.

(3)Restricted stock and RSUs outstanding as of the end of Fiscal 2024 for each NEO vested or vest as follows:

Vesting Date	T. Taylor	B. Langley	T. Lang*	D. Christopherson	E. Sayman
2/26/2025	7,616	1,077	2,515	1,580	1,149
2/27/2025	18,891	1,835	8,778	4,030	2,564
2/28/2025	6,284	450	1,221	1,047	567
3/1/2025	2,156	280	621	395	280
11/29/2025	—	2,455	—	—	—
2/26/2026	7,617	1,078	—	1,581	1,150
2/27/2026	31,306	1,836	—	4,030	2,564
11/29/2026	—	2,454	—	—	—
2/26/2027	7,618	1,079	—	1,582	1,151
2/27/2027	—	1,826	—	5,477	3,651
Total	81,488	14,370	13,135	19,722	13,076
*    As noted in footnote (1) above, Mr. Lang’s awards vesting after March 1, 2025 were forfeited upon his retirement.
The reported value of the restricted stock and RSU awards is based on the closing stock price on December 26, 2024, the last trading day of Fiscal 2024.
(4)Amounts in this column represent PSUs granted to the NEOs that vest following a three-year performance period ending on the dates set forth in the table below, subject to achievement of (1) specified relative total shareholder return against a specified peer group in the case of the first award listed in the column and (2) EBIT-based specified earnings and EBIT-based ROIC targets with respect to the remaining awards, and, in each case, continued service through the date the Compensation Committee certifies the extent to which the applicable performance metrics have been met, or, in the case of the non-CEO special awards granted in 2023, continued service through the fourth anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for treatment of PSUs upon certain terminations of employment. The reported values of the PSUs are based on the closing stock price on December 26, 2024, the last trading day of Fiscal 2024, and, in accordance with SEC rules, reflect the maximum, threshold, threshold, and target performance level, respectively, of the four outstanding awards for each NEO, based on performance as of the end of Fiscal 2024. As noted in footnote (1) above, Mr. Lang’s awards vesting after March 1, 2025 were forfeited upon his retirement. The performance period end dates for the outstanding PSUs are as follows:

Performance Period End Date	T. Taylor	B. Langley	D. Christopherson	E. Sayman
12/25/2025	66,686	7,026	18,864	12,392
12/31/2026	22,851	3,234	4,743	3,450
Option Exercises and Stock Vested During Fiscal 2024
The following table provides information regarding option exercises by the NEOs and stock awards that vested, in each case during Fiscal 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas V. Taylor	68,397	7,695,349	17,068	2,070,193
Bryan H. Langley	5,685	644,264	4,336	502,894
Trevor S. Lang	116,598	8,732,699	60,127	7,050,081
David V. Christopherson	—	—	21,704	2,554,304
Ersan Sayman	32,181	3,370,062	1,927	232,890
_____________________
(1)The value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.
(2)The value realized is computed as the number of shares of stock or units vested multiplied by the closing price of the underlying shares on the vesting date.

Potential Payments upon Termination or Change in Control
In this section, we describe payments that may be made to our NEOs upon several events of termination, assuming the termination event occurred on the last day of Fiscal 2024 (except as otherwise noted).
Thomas V. Taylor
Under Mr. Taylor’s Employment Agreement, if we terminate Mr. Taylor’s employment without Cause or do not renew it or if Mr. Taylor resigns for Good Reason, he is entitled to receive (i) any accrued and unpaid base salary and benefits and payments pursuant to the terms of any benefit plan (collectively, the “Accrued Benefits”), and (ii) subject to Mr. Taylor executing a valid release of claims, severance pay equal to (w) two times Mr. Taylor’s annual base salary, payable over 24 months; (x) Mr. Taylor’s annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination; (y) a pro-rated portion of the average annual incentive bonus that Mr. Taylor earned over the two completed fiscal years prior to his date of termination; and (z) an amount equal to our portion of Mr. Taylor’s health care premiums for 24 months following his date of termination. In addition, with respect to any vested stock options held by Mr. Taylor at the time of his termination of employment without Cause or for Good Reason, such stock options will remain exercisable for a period of 90 days following the date of such termination, or if earlier, until the original expiration date.
We generally may terminate Mr. Taylor’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) his commission of, or being indicted for, a felony, or his commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Board, or his refusal to follow the directives of the Board that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.
Mr. Taylor generally may terminate his employment for “Good Reason” in connection with any of the following occurring without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Taylor’s Employment Agreement by us, in each case that is not cured within 60 days.
In the event of Mr. Taylor’s death or disability, Mr. Taylor or his personal representatives or heirs will receive (i) his Accrued Benefits, (ii) his base salary for 12 months, (iii) Mr. Taylor’s annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination, and (iv) a pro-rated portion of the annual incentive bonus that Mr. Taylor would have earned if he had remained employed, payable at the time bonuses are paid to employees generally. Additionally, Mr. Taylor’s vested options will be exercisable for 12 months after his termination due to death or disability, or, if earlier, until the original expiration date. If Mr. Taylor’s death occurs within the six-month period prior to the next scheduled vesting date of his then outstanding RSUs or restricted stock awards, the RSUs or restricted stock scheduled to vest on the next vesting date will immediately vest upon Mr. Taylor’s death.
In the event that Mr. Taylor’s employment is terminated by us without Cause or by Mr. Taylor for Good Reason within one year following a Change in Control (as defined in his Employment Agreement), Mr. Taylor will be entitled to receive (i) the Accrued Benefits, and (ii) subject to Mr. Taylor executing a valid release of claims, severance pay equal to (v) two times Mr. Taylor’s annual base salary; (w) Mr. Taylor’s annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination; (x) a pro-rated portion of the average annual incentive bonus that Mr. Taylor earned over the two completed fiscal years prior to his date of termination; (y) an amount equal to our portion of Mr. Taylor’s health care premiums for 24 months following his date of termination and (z) an amount equal to two times Mr. Taylor’s target annual incentive bonus. In addition, with respect to the outstanding PSUs (excluding the special PSUs granted in Fiscal 2023), in the event Mr. Taylor’s employment is terminated by us without Cause or by Mr. Taylor for Good Reason, in each case, within one year following a Change in Control (as defined in the 2017 Plan), subject to (1) Mr. Taylor’s continued compliance with all confidentiality obligations and restrictive covenants to which he is subject and (2) Mr. Taylor executing a valid release of claims, 100% of the target number of PSUs granted will vest.

Trevor S. Lang
Mr. Lang retired as President of the Company on March 1, 2025. Mr. Lang did not receive any severance or other compensation in connection with his retirement, and any equity awards that were not vested as of his retirement date were forfeited.
Other NEOs
Under our Employment Agreements with each of Messrs. Langley, Christopherson, and Sayman, if we terminate the NEO’s employment without Cause or do not renew it or if the NEO resigns for Good Reason, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to the NEO executing a valid release of claims, severance pay equal to the NEO’s annual base salary, payable over 12 months. In addition, any vested stock options held by the NEO at the time of his termination of employment without Cause or for Good Reason will remain exercisable for a period of 90 days following the date of such termination, or, if earlier, until the original expiration date.
We may terminate each of the other NEO’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) his commission of, or being indicted for a felony, or his commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or his refusal to follow the directives of the Company that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.
Each of the other NEOs generally may terminate his employment for “Good Reason” in connection with any of the following occurring without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of the NEO’s Employment Agreement by us, in each case that is not cured within 60 days.
With respect to the RSUs or restricted stock awards held by the other NEOs, if the NEO’s death occurs within the six-month period prior to the next scheduled vesting date of his then outstanding RSUs or restricted stock awards, the RSUs or restricted stock scheduled to vest on the next vesting date will immediately vest upon the NEO’s death.
With respect to the PSUs held by the other NEOs (excluding the special PSUs granted in Fiscal 2023), in the event the NEO’s employment is terminated by us without Cause within one year following a Change in Control (as defined in the 2017 Plan), subject to (i) the NEO’s continued compliance with all confidentiality obligations and restrictive covenants to which he is subject and (ii) the NEO executing a valid release of claims, 100% of the target number of PSUs granted will vest.
The following table sets forth the payments that would be made to our NEOs who are currently employed by the Company upon the various events of termination, assuming the termination event occurred on the last day of Fiscal 2024. Because Mr. Lang retired on March 1, 2025 and did not receive any severance or other compensation upon his retirement, he is not included in the table.

Name	Cash Payments ($)		Continuation of Welfare Plans ($)		Equity Vesting ($)
Thomas V. Taylor
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	3,947,615	(1)	32,808	(2)	—
Death/Disability	3,708,675	(3)	—		3,532,093	(6)
Termination Without Cause or Resignation for Good Reason Within One Year Following a Change in Control	6,597,615	(4)	32,808	(2)	4,384,012	(7)
Bryan H. Langley
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	490,000	(5)	—		—
Death/Disability	—		—		368,097	(6)
Termination Without Cause Within One Year Following a Change in Control	—		—		606,521	(7)

Name	Cash Payments ($)		Continuation of Welfare Plans ($)	Equity Vesting ($)
David V. Christopherson
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	540,000	(5)	—	—
Death/Disability	—		—	712,746	(6)
Termination Without Cause Within One Year Following a Change in Control	—		—	870,819	(7)
Ersan Sayman
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	430,000	(5)	—	—
Death/Disability	—		—	460,879	(6)
Termination Without Cause Within One Year Following a Change in Control	—		—	572,359	(7)
_____________________
(1)Represents an amount equal to (i) two times his base salary in effect at the end of Fiscal 2024, plus (ii) his annual incentive bonus for Fiscal 2024, plus (iii) the average annual incentive bonus earned over the two completed fiscal years prior to the date of his termination.
(2)Represents our payment for the employer portion of the cost of continuation health coverage for his family for 24 months following his termination.
(3)Represents an amount equal to (i) his base salary in effect at the end of Fiscal 2024, plus (ii) his annual incentive bonus for Fiscal 2024, plus (iii) the annual incentive bonus earned with respect to the year of his termination. This amount assumes that for Fiscal 2024, the annual incentive bonus was earned at target.
(4)Represents an amount equal to (i) two times his base salary in effect at the end of Fiscal 2024, (ii) his annual incentive bonus for Fiscal 2024, plus (iii) the average annual incentive bonus earned over the two completed fiscal years prior to the date of his termination, plus (iv) an amount equal to two times his target bonus (at the target bonus rate for the fiscal year of his termination).
(5)Represents an amount equal to his base salary in effect at the end of Fiscal 2024.
(6)Represents the value of accelerated vesting of any outstanding RSUs or restricted share awards that would have vested in the six-month period following the date of such termination of employment, using our closing stock price of $101.07 on December 26, 2024.
(7)Represent the value of accelerated vesting of any outstanding PSUs, assuming a payout percentage of 100% of the target number of PSUs granted, using our closing stock price of $101.07 on December 26, 2024.

Pay Versus Performance Disclosure
As required by Item 402(v) of Regulation S-K, which was mandated by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing the following information about the relationship between “compensation actually paid” to our principal executive officer (“PEO”) and average “compensation actually paid” to our other NEOs (“Non-PEO NEOs”) and the financial performance of the Company for Fiscal 2024, Fiscal 2023, Fiscal 2022, the fiscal year ended December 30, 2021 (“Fiscal 2021”), and the fiscal year ended December 31, 2020 (“Fiscal 2020”). For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation — Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Value of Initial Fixed $100 Investment Based On(4):		Net Income (in millions)(5)	Net Sales (in millions)(6)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)
	(a)	(b)	(c)	(d)	(e)	(f)
2024	$8,421,072	$(1,642,874)	$2,040,814	$(864,861)	$200.93	$209.45	$205.9	$4,455.8
2023	$15,516,834	$23,458,383	$4,631,434	$7,186,862	$226.42	$180.77	$246.0	$4,413.9
2022	$6,282,314	$(14,905,219)	$1,362,382	$(1,990,516)	$141.13	$161.70	$298.2	$4,264.5
2021	$5,143,661	$23,822,167	$1,477,609	$5,718,110	$258.41	$201.50	$283.2	$3,433.5
2020	$13,929,515	$36,101,391	$3,339,331	$8,352,669	$184.59	$126.85	$195.0	$2,425.8
_____________________
(1)The PEO reflected in these columns for each of the fiscal years reflected in the table is Thomas V. Taylor. The dollar amounts reported in column (a) are the amounts of total compensation reported for Mr. Taylor for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”). Refer to “Executive Compensation—Compensation of Our Named Executive Officers—Summary Compensation Table.”
(2)The dollar amounts reported in columns (b) and (d) represent the amount of “compensation actually paid” (“CAP”) to our PEO and Non-PEO NEOs. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the amounts from the “Total” column of the SCT for Fiscal 2024 to calculate CAP for Fiscal 2024. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Taylor or our Non-PEO NEOs during Fiscal 2024. The fair values of equity compensation are calculated in accordance with FASB ASC Topic 718. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2024 contained in our 2024 Annual Report.

PEO SCT Total to CAP Reconciliation:	2024
SCT Total	$8,421,072
Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$(5,300,060)
Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	$4,619,101
Change in Fair Value From Prior Fiscal Year-End to Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(9,556,350)
Change in Fair Value From Prior Fiscal Year-End to Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$173,363
CAP	$(1,642,874)

Average Non-PEO NEOs SCT Total to CAP Reconciliation:	2024
Average SCT Total Compensation	$2,040,814
Average Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$(1,100,150)
Average Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	$958,801
Average Change in Fair Value From Prior Fiscal Year-End to Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(2,847,786)
Average Change in Fair Value From Prior Fiscal Year-End to Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$83,460
CAP	$(864,861)
(3)The Non-PEO NEOs reflected in these columns are: (i) for Fiscal 2024: Bryan H. Langley, Trevor S. Lang, David V. Christopherson, and Ersan Sayman; (ii) for Fiscal 2023 and Fiscal 2022: Bryan H. Langley, Trevor S. Lang, David V. Christopherson, and Brian K. Robbins; and (iii) for Fiscal 2021 and Fiscal 2020: Trevor S. Lang, Lisa G. Laube, Brian K. Robbins, and David V. Christopherson. The dollar amounts reported in column (c) represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group in the “Total” column of the SCT for each applicable fiscal year.
(4)The amounts reported in columns (e) and (f) represent cumulative total return to holders of our common stock against the cumulative total return of our peer entities, represented by the S&P 500 Home Improvement Retail Index, from December 26, 2019 (the last trading day before Fiscal 2020) through December 26, 2024, calculated from the market close on the last trading day before Fiscal 2020 through and including the end of each applicable fiscal year in the table above for which the total shareholder return is being calculated, respectively. The S&P 500 Home Improvement Retail Index is the same industry index referenced in our 2024 Annual Report. The total shareholder return for each investment assumes that $100 was invested in our Class A common stock and the S&P 500 Home Improvement Retail Index on December 26, 2019 through December 26, 2024, including reinvestment of any dividends.
(5)The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable fiscal year.
(6)Net sales is calculated in accordance with GAAP, as reflected in our audited financial statements. While we use various performance measures for the purpose of evaluating performance for our compensation programs, we have determined that net sales is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by us to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance.
Most Important Financial Performance Measures to Determine Fiscal 2024 CAP
We consider the metrics below to be the most important financial performance measures utilized by the Company to link CAP for Fiscal 2024 to the Company’s performance.
•Net Sales
•EBIT
•ROIC
Pay Versus Performance Relationship Disclosures
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy, where the majority of compensation is paid subject to achieving financial performance levels that align with our strategic and financial priorities. The Company generally seeks to incentivize long-term performance through long-term incentive equity awards. The calculation of CAP, as computed in accordance with Item 402(v) of Regulation S-K, is affected by, among other things, the impact of changing stock price on the fair value of outstanding long-term incentive equity awards. Various other factors can also negatively impact the fair value of outstanding long-term incentive equity awards, and thereby reduce CAP, even when financial metrics are met. As a result, CAP as presented in the Pay Versus Performance table for a particular year may appear to decrease while our non-TSR financial performance measures are positive (for example, in Fiscal 2022 and Fiscal 2024).

Nevertheless, over time, we view long-term incentive equity awards as an effective and important means of aligning executive compensation with our strategic and financial priorities.

CEO Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, which was mandated by Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Thomas V. Taylor, our Chief Executive Officer (“CEO”) and PEO, based on data as of December 26, 2024, the last day of Fiscal 2024 (the “Determination Date”).
Our employee population consists of a significant number of part-time employees, many of whom are also compensated on an hourly basis. As of the end of Fiscal 2024, approximately 92% of our employees are compensated on an hourly basis, and part-time employees represented approximately 24% of our total workforce. Our median employee in Fiscal 2024 was determined to be a full-time hourly employee.
For Fiscal 2024:
•The median of the annual total compensation of all employees of our company (other than our CEO) was determined to be $34,263, and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $8,421,072.
Based on this information, for Fiscal 2024, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 246 to 1.
This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
•We determined that, as of the Determination Date, our employee population consisted of approximately 13,690 individuals with 13,680 of these employees located in the United States and 10 located outside of the United States. This population consisted of our full-time, part-time, and temporary employees. In calculating the pay ratio, we excluded the 10 employees located outside of the United States.
•We used a consistently applied compensation measure to identify our median employee by comparing the amount of salary, wages, overtime pay, bonuses and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2024. We did not annualize the compensation for any employee in identifying our median employee.
•We identified our median employee by consistently applying this compensation measure to all our employees included in the analysis.

After we identified our median employee, we calculated such employee’s annual total compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $34,263.
With respect to the annual total compensation of our CEO, we used the amount reported for Fiscal 2024 in the “Total” column of our Summary Compensation Table included in this proxy statement.

COMPENSATION OF OUR DIRECTORS FOR FISCAL 2024
Director Compensation Table(1)(2)(3)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	All Other Compensation ($)	Total ($)
Norman Axelrod (Chairman)	$225,000	$140,092	$—	$365,092
William Giles	$105,000	$140,092	$—	$245,092
Dwight James	$—	$227,533	$—	$227,533
Melissa Kersey	$90,000	$140,092	$—	$230,092
Ryan Marshall	$90,000	$140,092	$—	$230,092
Peter Starrett	$90,000	$140,092	$—	$230,092
Richard Sullivan	$90,000	$140,092	$—	$230,092
Felicia Thornton	$100,000	$140,092	$—	$240,092
George Vincent West(4)	$—	$—	$100,000	$100,000
Charles Young	$87,500	$140,092	$—	$227,592
_____________________
(1)For information regarding the compensation of Mr. Taylor, see “Compensation of Our Named Executive Officers— Summary Compensation Table.” Ms. Aried is not included in the table because she did not join the Board until January 1, 2025. Mr. Starrett retired from the Board on February 28, 2025.
(2)As of December 26, 2024, no directors held any options.
(3)For Fiscal 2024, Messrs. Taylor and West did not receive compensation for their services as directors. All other directors (collectively, “Non-Employee Directors”) each earned director fees in Fiscal 2024 as provided in the above table and as described below:
For Fiscal 2024, our Non-Employee Directors were paid the following fees:
•an annual cash retainer of $80,000;
•an additional annual cash retainer of $125,000 to the non-executive chair of our Board;
•an additional annual cash retainer of $25,000 to the chair of our Audit Committee;
•an additional annual cash retainer of $20,000 to the chair of our Compensation Committee;
•an additional annual cash retainer of $20,000 to the chair of our Nominating Committee
•an additional annual cash retainer of $10,000 to a non-chair member of our Audit Committee;
•an additional annual cash retainer of $10,000 to a non-chair member of our Compensation Committee; and
•an additional annual cash retainer of $7,500 to a non-chair member of our Nominating Committee.
In addition, in Fiscal 2024, our Board approved a grant of 1,208 RSUs to each of our Non-Employee Directors, which will vest in full on the first anniversary of the grant date, subject to the applicable Non-Employee Director’s continued service through the vesting date.
Directors who are not Non-Employee Directors will not receive any compensation for their services as directors.
We reimburse our Non-Employee Directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at Board and committee meetings.
A Non-Employee Director may elect, prior to the end of the calendar year immediately preceding the calendar year in which such cash fees would otherwise be paid, to receive all or any portion of the annual cash retainers (including the additional annual cash retainers for the Chair, committee chairs, and committee members) in the form of RSUs, which will vest in full upon the first anniversary of the grant date, subject to the applicable Non-Employee Director’s continued service through the vesting date. Mr. James elected to receive his annual cash retainers in the form of additional RSUs for Fiscal 2024.

We maintain a nonqualified deferred compensation plan for our Non-Employee Directors (the “Director Deferred Compensation Program”). Under the Director Deferred Compensation Program, Non-Employee Directors could elect in advance to defer all or part of their annual cash and equity retainer fees received in connection with their service on the Board. Elections to defer annual retainer fees had to be made prior to the end of the calendar year immediately preceding the calendar year in which such annual retainer fees would otherwise be paid. Beginning in Fiscal 2023, we discontinued elections under the Director Deferred Compensation Program.
(4)Mr. West is party to a consulting agreement with us, pursuant to which he receives annual consulting fees of $100,000. Either party may terminate the consulting agreement at any time upon 30-days’ written notice. Mr. West is subject to certain non-compete and non-solicitation restrictions while a consultant and for two years after the termination of his consultancy. In addition, Mr. West is subject to confidentiality and non-disparagement restrictions.
(5)Amounts set forth in the Stock Awards column represent the grant date fair value of RSUs granted to the Non-Employee Directors in Fiscal 2024 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2024 contained in our 2024 Annual Report. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the Non-Employee Directors. The table below discloses the aggregate number of outstanding RSUs held by each Non-Employee Director as of December 26, 2024.

Name	RSUs Outstanding
Norman Axelrod	1,208
William Giles	1,208
Dwight James	1,962
Melissa Kersey	1,208
Ryan Marshall	2,673
Peter Starrett	1,208
Richard Sullivan	1,208
Felicia Thornton	1,208
Charles Young	1,208

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)
In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the NEOs for the fiscal year ended December 26, 2024. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. Pursuant to our most recent say-on-frequency vote held at our 2024 annual meeting of the stockholders, the Board recommended, and the stockholders approved, that such advisory vote would be conducted every year.
As described in the Compensation Discussion and Analysis section of these proxy materials, the primary objectives of our executive compensation program are to (i) attract and retain an exceptional executive team needed to outperform our peers and execute our strategy; (ii) drive our short- and long-term growth objectives; (iii) align the interests of our executive team with those of our stockholders; and (iv) promote a performance orientation within the organization. The foregoing objectives are applicable to the compensation of our NEOs. We urge our stockholders to review the Compensation Discussion and Analysis and the compensation tables and narrative discussion included in the Executive Compensation section of these proxy materials for more information.
We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation “at risk,” which has enabled us to successfully motivate and reward the NEOs. We believe this program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the NEOs with the long-term interests of our stockholders.
For these reasons, the Board recommends a vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 26, 2024, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our NEOs. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to “Other Board and Corporate Governance Information — Stockholder and Interested Party Communications” above for information about communicating with the Board.
The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

The Board unanimously recommends that stockholders vote FOR the approval, on an advisory basis, of the compensation of the Named Executive Officers for the fiscal year ended December 26, 2024, as disclosed in these proxy materials.

AMENDMENT TO CERTIFICATE OF INCORPORATION TO ELIMINATE LEGACY CLASSIFIED BOARD PROVISIONS THAT NO LONGER APPLY (PROPOSAL 4)
Background
The Board has approved, and is recommending that stockholders approve, amendments to Article FIFTH of our Certificate of Incorporation, which we refer to as our “Charter,” to remove and/or revise legacy provisions that (1) applied when our Board was classified into three classes and (2) described the process of declassifying the Board. At our annual meeting of stockholders in 2021, our stockholders approved amendments to our Charter that declassified our Board, and that declassification process was completed as of our annual meeting of stockholders in 2024. Because our Board is no longer classified, on October 30, 2024, the Board, upon the recommendation of the Nominating Committee, determined that it was in the best interests of the Company and its stockholders to make the amendments to the Charter described below to eliminate provisions that are no longer applicable, and the Board recommends that our stockholders vote in favor of this proposal.
Proposed Amendment
The proposed amendment removes the provisions in Article FIFTH, Section C of our Charter that describe the multi-year process for declassifying the terms of office of our Board members. Following this amendment, the first paragraph of Article FIFTH, Section C will simply provide that all directors are elected annually.
In addition, Article FIFTH, Section E of our Charter currently states that directors may only be removed from the Board for cause. Delaware law provides that members of a board that is classified may only be removed for cause, but once a board is no longer classified, directors may be removed with or without cause. Consequently, the proposed amendment will revise Article FIFTH, Section E to provide that directors may be removed from the Board with or without cause.
If this proposal is approved by stockholders, we intend to file a certificate of amendment to our Charter with the Secretary of State of the State of Delaware to amend Article FIFTH, Sections C and E of the Charter to read in their entirety as set forth below (with deletions indicated by ~~strikeouts~~ and additions shown as underlined):
Article FIFTH, Section C. Terms of Office.
~~Commencing at the annual meeting of stockholders that is held in calendar year 2022, (the "2022 Annual Meeting"), directors shall be elected annually to serve for a term of one year. Notwithstanding the foregoing, that any director in office at the 2022 Annual Meeting whose term expires at the annual meeting of stockholders to be held in calendar year 2023 or calendar year 2024 (a "Continuing Classified Director") shall continue to hold office until the end of the term of which such director was elected and until such director's successor shall have been elected and qualified. Accordingly, at the 2022 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2023 and until such directors' successors shall have been elected and qualified. At the annual meeting of stockholders that is held in calendar year 2023, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2024 and until such directors’ successors shall have been elected and qualified. At each annual meeting of stockholders thereafter, all~~All directors shall be elected for terms expiring at the next annual meeting of stockholders and each director shall hold office until his or her successor is duly elected and qualified, subject to his or her earlier death, disability, disqualification, resignation or removal.
During any period when the holders of any series of Preferred Stock have the right to elect additional directors (the additional directors elected by the separate vote of such holders following such event, the "Additional Preferred Directors") as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including pursuant to a Preferred Stock Designation), then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the Additional Preferred Directors so provided for or fixed pursuant to said provisions and (ii) each such Additional Preferred Director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disability disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Additional Preferred Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, disability, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
***
Article FIFTH, Section E. Removal. Subject to the rights of the holders of any series of Preferred Stock (including, without limitation, the right to elect the Additional Preferred Directors), (i) any director or the entire Board may be removed from office at any time, with or without cause, ~~but only for cause and only~~ by the affirmative vote of the holders of shares representing at least a majority of the voting power of the issued and outstanding Common Stock and (ii) any director serving on a committee of the Board may be removed from such committee at any time by the Board.
Not Conditioned on Other Proposals
This Proposal 4 is separate from, and is not conditioned on, the approval of Proposal 5 (proposal to amend the Charter to provide for the exculpation of officers as provided by Delaware law) or Proposal 6 (proposal to amend the Charter to allow stockholders holding 25% or more of our common stock to cause the Company to call a special meeting of stockholders). Your vote on Proposal 5 and Proposal 6 will not affect your vote on this Proposal 4. If this Proposal 4 receives the required vote but Proposal 5 or Proposal 6 does not, we intend to file a certificate of amendment with the Secretary of State of the State of Delaware reflecting only the amendments to the Charter set forth in the proposals that receive the required vote. In addition, we intend to file a further restated Charter to integrate into a single document the Charter amendments discussed in this proxy statement that are approved by our stockholders.
Required Stockholder Vote
The affirmative vote of a number of shares equal to at least a majority of the number of shares outstanding as of March 10, 2025, the record date for the Annual Meeting (the “Record Date”), is necessary for approval of this proposed amendment to the Charter. Unless that vote is received, the present provisions in Article FIFTH of the Charter will remain unchanged.

The Board unanimously recommends that stockholders vote FOR the amendments to the Certificate of Incorporation to eliminate legacy classified board provisions that no longer apply.

AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF OFFICERS AS PROVIDED BY DELAWARE LAW (PROPOSAL 5)
Background
On October 30, 2024, following the recommendation of the Nominating Committee, the Board approved, and determined to recommend to our stockholders that they approve, certain amendments to the Company’s Charter to permit the exculpation of officers consistent with recent changes to the Delaware General Corporation Law (the “DGCL”).
Article SEVENTH of the Charter currently includes certain exculpatory provisions that eliminate the liability of directors for monetary damages to the fullest extent possible under applicable law. As a Delaware corporation, the DGCL permits the Company to eliminate directors’ personal liability for monetary damages resulting from a breach of the fiduciary duty of care, subject to exceptions prescribed by the DGCL. These director exculpatory provisions are common among public companies, and we believe that they allow the Company to recruit and retain highly qualified persons to serve as directors. Under prior Delaware law, the statutory exculpatory provisions could only be extended to directors of corporations. However, effective August 1, 2022, the Delaware legislature amended the DGCL to permit Delaware corporations to extend similar exculpatory protections to officers, subject to the conditions and limitations under Section 102(b)(7) of the DGCL.
Proposed Amendment
The Board believes that it is in the best interests of the Company and its stockholders to provide these exculpatory provisions to the officers of the Company to the extent permitted by the DGCL, as recently amended. In making this determination, the Board considered that the DGCL provision limits exculpation of officers only to claims that do not involve (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) any transaction in which the officer derived an improper personal benefit. Further, the statutory exculpation does not extend to derivative claims brought by or in the right of the Company.
In weighing the potential benefits and drawbacks to stockholders, the Board further considered that officers, like directors, are exposed to a substantial risk of lawsuits that could seek to impose personal monetary liability. The Board believes that these new exculpatory protections recognized by the Delaware legislature, if approved by our stockholders, would allow the Company to continue to attract and retain highly qualified officers and enable them to exercise good business judgment and act in the best interests of the stockholders, while minimizing their potential personal liability and reducing distractions arising from frivolous litigation, including diversion of management attention and potential waste of corporate resources. The Board believes the amendment better aligns the protections available to the Company’s officers with those currently available to the Company’s directors, and this protection strikes an appropriate balance between our stockholders’ interest in accountability and their interest in the Company being able to continue to attract and retain top executive talent.
If this proposal is approved by stockholders, we intend to file a certificate of amendment to our Charter with the Secretary of State of the State of Delaware to amend Article SEVENTH of the Charter to read in its entirety as set forth below (with deletions indicated by ~~strikeouts~~ and additions shown as underlined):
Article SEVENTH: To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided that nothing contained in this Article SEVENTH shall eliminate or limit the liability of ~~a director~~ (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director pursuant to the provisions of Section 174 of the DGCL ~~or~~, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the Corporation. No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection, or any limitation of the liability, of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Not Conditioned on Other Proposals
This Proposal 5 is separate from, and is not conditioned on, the approval of Proposal 4 (proposal to amend the Charter to eliminate legacy classified board provisions that no longer apply) or Proposal 6 (proposal to amend the Charter to allow stockholders holding 25% or more of our common stock to cause the Company to call a special meeting of stockholders). Your vote on Proposal 4 and Proposal 6 will not affect your vote on this Proposal 5. If this Proposal 5 receives the required vote but Proposal 4 or Proposal 6 does not, we intend to file a certificate of amendment with the Secretary of State of the State of Delaware reflecting only the amendments to the Charter set forth in the proposals that receive the required vote. In addition, we intend to file a further restated Charter to integrate into a single document the Charter amendments discussed in this proxy statement that are approved by our stockholders.
Required Stockholder Vote
The affirmative vote of a number of shares equal to at least a majority of the number of shares outstanding as of the Record Date for the Annual Meeting is necessary for approval of this proposed amendment to the Charter. Unless that vote is received, the present provisions in Article SEVENTH of the Charter will remain unchanged.

The Board unanimously recommends that stockholders vote FOR the amendments to the Certificate of Incorporation to provide for the exculpation of officers as provided by Delaware law.

AMENDMENT TO CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDERS HOLDING 25% OR MORE OF OUR COMMON STOCK TO CAUSE THE COMPANY TO CALL A SPECIAL MEETING OF STOCKHOLDERS (PROPOSAL 6)
General
Currently, our Charter and Bylaws provide that special meetings of stockholders of the Company may only be called by the Board or the Chair of the Board. The Board is asking our stockholders to approve this proposal to amend our Charter to provide that the Secretary of the Company shall call a special meeting of stockholders in the manner set forth in our Bylaws, as amended. The Board has approved corresponding amendments to our Bylaws, conditioned on the effectiveness of such Charter amendment, to allow stockholders beneficially owning a combined 25% or more of the Company’s outstanding common stock who follow the procedural requirements set forth in the amended Bylaws to cause the Company to call a special meeting of stockholders.
As part of the Board’s and the Nominating Committee’s review of the Company’s corporate governance standards, the Board and the Nominating Committee have determined it is appropriate and timely to provide stockholders with the right to cause the Company to call a special meeting of stockholders. In evaluating the advisability of a special meeting right, the Board and the Nominating Committee considered certain principal positions for and against such a right, stockholder feedback, trends and best practices in corporate governance, and the receipt of the stockholder proposal regarding special meeting rights included in this proxy statement (Proposal 7). After careful consideration of the foregoing factors, the Board and the Nominating Committee believe that the adoption of a right for stockholders to cause the Company to call a special meeting at an ownership threshold of 25% in this proposal, instead of the 10% ownership threshold suggested in the stockholder proposal (Proposal 7), establishes the appropriate balance between enhancing stockholder rights and adequately protecting stockholder interests.
Overview and Effects of the Amendments
While the Board recognizes that providing stockholders with the right to cause the Company to call special meetings is a meaningful corporate governance practice, the Board considers special meetings to be extraordinary events that a significant number of stockholders should support. Special meetings should not be a mechanism that a small group of stockholders can misuse to advance private agendas and interests that our broader stockholder base may not share. In addition, organizing and preparing for a special meeting can result in substantial expenses to the Company and divert significant time and attention of our Board and management away from their primary focus of operating our business and creating long-term stockholder value.
The stockholder proposal in this proxy statement (Proposal 7) seeks a 10% common stock ownership threshold for calling special meetings. The Board believes that requiring a higher common stock ownership threshold for stockholders to cause the Company to call a special meeting would strike a more appropriate balance between enhancing stockholder rights and mitigating the risk that a small minority of stockholders with interests that may not be shared by the majority of the Company’s stockholders could waste corporate resources and disrupt our business. For example, the Company’s current stockholder composition would allow as few as 1 or 2 stockholders to satisfy the threshold of owning in excess of 10% of the Company’s common stock, and the Board believes it would be prudent and in the best interests of the Company and its stockholders to establish a threshold that would require more than a nominal number of stockholders to call a special meeting. In addition, a 25% ownership threshold is consistent with market practice. Approximately 51.4% of the S&P 500 companies that provide a special meeting right have set the ownership threshold at or greater than 25%, while only 17.2% have adopted a 10% ownership threshold. Of these companies with a special meeting right, a 25% threshold is the most common ownership requirement.
Proposed Amendments
The Board considered the views of our stockholders in connection with crafting this proposal. In late 2024 and early 2025, as part our annual engagement with the corporate governance teams with a number of our stockholders, we discussed a variety of governance-related topics, including our stockholders’ views with respect to rights to call special meetings. Based on these discussions, as well as the published voting policies of many of our institutional stockholders, we believe our stockholders generally support the right of stockholders to cause the Company to call special meetings at a 25% threshold for a company of our size and ownership structure. In particular, certain of our stockholders expressed concerns that a 10% threshold is too low.

Accordingly, the Board approved, and is recommending that the stockholders approve and adopt, an amendment to the Charter to provide that the Secretary of the Company shall call a special meeting of stockholders following requests from stockholders in the manner set forth in the Bylaws, as amended. If this proposal is approved by stockholders, we intend to file a certificate of amendment to our Charter with the Secretary of State of the State of Delaware to amend Article ELEVENTH of the Charter to read in its entirety as set forth below (with additions shown as underlined):
Article ELEVENTH: Unless otherwise required by law or by the Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time by either (i) the Board or (ii) the Chairperson of the Board, if there be one, and shall be called by the Secretary of the Corporation in the manner specified by, and following requests from stockholders as provided in, the Bylaws of the Corporation, as amended from time to time, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
The Board has also adopted corresponding amendments to the Bylaws, which are conditioned on the effectiveness of the filing of the certificate of amendment. The anticipated Bylaws, as amended and marked to show changes, are attached as Appendix A to this proxy statement and are summarized below. These Bylaws, upon effectiveness, will permit stockholders that hold, at the time the special meeting request is delivered to the Company and through the date of any resulting special meeting, beneficial ownership of at least 25% of our outstanding shares of common stock to cause the Company to call a special meeting. The anticipated Bylaw amendments also include procedural requirements for calling special meetings of stockholders. Among other things, our Bylaws would be amended:
•To specify the procedures for our stockholders of record to request that the Board fix a record date to determine the stockholders of record who are entitled to deliver a special meeting request;
•To specify the information required to be set forth in a special meeting request to call a special meeting;
•To specify that a stockholder’s special meeting request will not be valid if: (i) it does not comply with the applicable provisions of our Charter or Bylaws, (ii) it relates to an item of business that is not a proper subject for stockholder action, (iii) it was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, (iv) an identical or substantially similar item (a “Similar Item”) has been presented at any meeting of stockholders held within 120 days prior to receipt by the Secretary of such request, (v) a Similar Item will be submitted for stockholder approval at any stockholder meeting to be held on or before the 90th day after the Secretary receives such request, (vi) such request is delivered during the period beginning on the 61st day after the earliest date of signature on a special meeting request relating to a Similar Item and ending on the one-year anniversary of such earlier date of signature, and (vii) the special meeting request has been received by the Secretary during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; and
•To authorize the Board to cancel or decline to call a special meeting if, following a revocation or deemed revocation of a special meeting request, there are unrevoked requests from stockholders beneficially owning, in the aggregate, less than 25% of our outstanding voting stock.
The anticipated Bylaw amendments do not require separate stockholder action, and these provisions could be further amended in the future by Bylaw amendments adopted by the Board or our stockholders.
The Stockholder Proposal Regarding Special Meeting Rights in this Proxy Statement
As noted above, a stockholder proponent has notified us that he intends to submit Proposal 7 at the Annual Meeting, which is an advisory and non-binding stockholder proposal asking the Board to take steps to provide stockholders with a right to call special meetings using a significantly lower ownership threshold of 10%. The stockholder proposal does not amend either the Charter or the Bylaws. For the reasons outlined above, as well as in our Statement in Opposition to Proposal 7, the Board believes that a 25% ownership threshold to cause the Company to call a special meeting, as set forth in this Proposal 6, is more closely aligned with market practice and more appropriately balances the rights of stockholders with the long-term interests of the Company and our stockholders.
Not Conditioned on Other Proposals
This Proposal 6 is separate from, and is not conditioned on, the approval of Proposal 4 (proposal to amend the Charter to eliminate legacy classified board provisions that no longer apply) or Proposal 5 (proposal to amend the Charter to provide for the exculpation of officers as provided by Delaware law). Your votes on Proposal 4 and Proposal 5 will not affect your vote on this Proposal 6. If this Proposal 6 receives the required vote but Proposal 4 or Proposal 5 does not, we intend to file a certificate of amendment with the Secretary of State of the State of Delaware reflecting only the amendments to the Charter set forth in the proposals that receive the required vote. In addition, we intend to file a further restated Charter to integrate into a single document the Charter amendments discussed in this proxy statement that are approved by our stockholders.
Required Stockholder Vote
The affirmative vote of a number of shares equal to at least a majority of the number of shares outstanding as of the Record Date for the Annual Meeting is necessary for approval of this proposed amendment to the Charter. Unless that vote is received, the present provisions in Article ELEVENTH of the Charter will remain unchanged.

The Board unanimously recommends that stockholders vote FOR the amendments to the
Certificate of Incorporation to allow stockholders holding 25% or more of our common stock to cause the Company to call a special meeting of stockholders.

STOCKHOLDER PROPOSAL REGARDING SHAREHOLDER ABILITY TO CALL FOR A SPECIAL SHAREHOLDER MEETING (PROPOSAL 7)
Mr. John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has been the beneficial owner of at least $2,000 in shares of the Company’s common stock for at least three years prior to submission of his proposal and has notified the Company of his intention to present the following proposal at the Annual Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Proposal 7 - Shareholder Ability to Call for a Special Shareholder Meeting
Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.
A shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. A shareholder right to call for a special shareholder meeting will help ensure that the Floor & Decor Holdings Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting.
Companies like to claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a letter to the CEO.
Since a special shareholder meeting can be called to replace a director, adoption of this proposal could foster better performance by our directors.
With the widespread use of online shareholder meetings it is much easier for management to conduct a special shareholder meeting for important issues and Floor & Decor Holdings bylaws thus need to be updated accordingly.
Please vote yes:
Shareholder Ability to Call for a Special Shareholder Meeting - Proposal 7
THE BOARD’S STATEMENT IN OPPOSITION TO PROPOSAL 7
After carefully considering the stockholder proposal, the Board has concluded that it is not in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommends a vote “AGAINST” the proposal.
The Board recognizes that providing stockholders the ability to call a special meeting is a meaningful governance mechanism. Accordingly, the Board recommends that stockholders approve the Company’s special meeting proposal (Proposal 6) to permit stockholders owning a combined 25% or more of our outstanding shares of common stock to cause the Company to call a special meeting. As further described in Proposal 6, the Board believes a 25% ownership threshold strikes the appropriate balance between enhancing stockholder rights and protecting the long-term interests of the Company and its stockholders, and it does not support the 10% ownership threshold in the stockholder proposal. For example, the Company’s current stockholder composition would allow 1 or 2 stockholders to satisfy the threshold of owning in excess of 10% of the Company’s common stock, and the Board believes it would be prudent and in the best interests of the Company and its stockholders to establish a threshold that would require more than a nominal number of stockholders to call a special meeting. The Board has determined that the Company’s special meeting right proposal better ensures that stockholders have the right to call a special meeting to act on extraordinary and urgent matters, while minimizing the risk that a small minority of stockholders will pursue special interests that are not aligned with or in the best interests of stockholders generally and cause the Company to unduly incur substantial costs and distraction.
Furthermore, setting the threshold to call a special meeting at 25% versus 10% is appropriate given the Company’s existing corporate governance best practices that demonstrate our accountability to our stockholders. Our key substantive stockholder rights and governance practices, which are also described more extensively elsewhere in this proxy statement, include the following:

•Majority independent Board (9 of 11 directors)
•Annual election of directors
•Majority voting standard in uncontested director elections
•Committees comprised entirely of independent directors
•Split Chair and CEO role
•Regular director refreshment and robust annual Board and committee evaluation process
•Annual Say-on-Pay vote
•Anti-hedging, anti-pledging, and clawback policies for executive officers
•Regular stockholder engagement
In light of the considerations set forth above and after careful deliberation, the Board has determined that the Company’s special meeting right proposal (Proposal 6), and not this stockholder proposal, is in the long-term best interest of the Company and its stockholders.

The Board unanimously recommends that the stockholders vote AGAINST this Proposal 7.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth information as of the end of Fiscal 2024 with respect to the FDO Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”), the 2017 Plan, and the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”), under which securities are authorized for issuance.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options(2)	Weighted-average exercise price of outstanding options(3)	Number of securities remaining available for future issuance under the equity compensation plans(4)
Equity compensation plans approved by security holders	1,147,400	$30.93	6,038,415
Equity compensation plans not approved by security holders	—	—	—
_____________________
(1)The 2011 Plan, the 2017 Plan, and the ESPP are the only equity compensation plans that we have adopted, each of which has been approved by our stockholders. No future securities will be issued under the 2011 Plan.
(2)The amount in this column excludes purchase rights under the ESPP.
(3)Represents the weighted-average exercise price of outstanding stock options and does not include restricted shares or RSUs held by certain employees and Non-Employee Directors.
(4)Includes 4,952,065 shares that were available for future issuance under the 2017 Plan and 1,086,350 shares that were available for issuance under the ESPP. Does not include the 1,147,400 shares issuable upon exercise of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 3, 2025, by:
•each of our directors and executive officers, including the NEOs;
•all of our directors, director nominees, and executive officers as a group; and
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 3, 2025 or shares underlying RSUs that vest within 60 days of March 3, 2025. Shares issuable pursuant to such options or RSUs are deemed outstanding for computing the percentage of the person holding such options or RSUs, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Floor and Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339.

Name of Beneficial Owner	Total Shares Beneficially Owned		Total Percentage Beneficially Owned(1)
Named Executive Officers and Directors:
Thomas V. Taylor	579,077	(1)	*
Bryan H. Langley	28,576	(2)	*
John J. Adamson	55,295	(3)	*
David V. Christopherson	9,266	(4)	*
Steven A. Denny	5,467	(5)	*
Ersan Sayman	101,473	(6)	*
Trevor S. Lang	150,104	(7)	*
Nada A. Aried	—	(8)	*
Norman H. Axelrod	457,310	(9)	*
William T. Giles	8,657		*
Dwight L. James	6,218		*
Melissa Kersey	2,217		*
Ryan R. Marshall	5,542		*
Richard L. Sullivan	10,397		*
Felicia D. Thornton	18,609	(10)	*
George Vincent West	586,568	(11)	*
Charles D. Young	6,171		*
All directors and executive officers as a group (17 persons)	2,030,947		1.9%
5% Stockholders:
Capital Research Global Investors	13,277,974	(12)	12.3%
BlackRock, Inc.	9,969,732	(13)	9.3%
The Vanguard Group, Inc.	9,658,747	(14)	9.0%
Capital World Investors	6,223,391	(15)	5.8%
_____________________
*Represents ownership of less than 1%.

(1)Includes (i) 33,938 shares of Class A common stock directly held by The Taylor Grantor Retained Annuity Trust, of which Mr. Taylor is the trustee, (ii) 965 shares of Class A common stock transferred by Mr. Taylor to his son, over which Mr. Taylor has sole voting power, and (iii) 436,178 shares of Class A common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 3, 2025.
(2)Includes 18,471 shares of Class A common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 3, 2025.
(3)Includes 44,866 shares of Class A common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 3, 2025.
(4)Includes 4,394 shares of Class A common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 3, 2025.
(5)Includes 2,192 shares of Class A common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 3, 2025.
(6)Includes 65,065 shares of Class A common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 3, 2025.
(7)Mr. Lang retired as President of the Company on March 1, 2025. Total shares beneficially owned by Mr. Lang include (i) 1,284 shares of Class A common stock transferred by Mr. Lang to his children, over which Mr. Lang has sole voting power, (ii) 22,302 shares of Class A common stock directly held by the Lang Family 2022 Gift Trust U/A/D 09/15/2022, of which Mr. Lang’s spouse is trustee, and (iii) 1,422 shares of Class A common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 3, 2025.
(8)Ms. Aried was appointed to the Board effective January 1, 2025.
(9)Includes (i) 191,080 shares of Class A common stock directly held by Alison K. Axelrod 2012 Family Trust, of which Mr. Axelrod is the trustee, and (ii) 260,961 shares of Class A common stock directly held by AS SKIP LLC, of which Mr.. Axelrod is the managing member.
(10)Includes 2,600 shares of Class A common stock directly held by The Thornton Family Revocable Trust, of which Ms. Thornton is a trustee.
(11)Includes (i) 222,287 shares of Class A common stock directly held by American West Investment Corporation, of which Mr. West is the president, and (ii) 364,281 shares of Class A common stock directly held by West Family Partners, LLLP, of which Mr. West is the general partner.
(12)The business address of Capital Research Global Investors (“Capital Research”) is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. Capital Research reported sole voting power over 13,261,627 of these shares and sole dispositive power over 13,277,974 of these shares. The foregoing information is based on a Schedule 13G/A filed by Capital Research Global Investors with the SEC on December 5, 2024.
(13)The business address of BlackRock, Inc. (“BlackRock”) is 50 Hudson Yards, New York, NY 10001. BlackRock reported sole voting power over 9,714,004 of these shares and sole dispositive power over 9,969,732 of these shares. The foregoing information is based on a Schedule 13G/A filed by BlackRock with the SEC on February 7, 2025.
(14)The business address of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported shared voting power over 48,908 of these shares, sole dispositive power over 9,498,536 of these shares, and shared dispositive power over 160,211 of these shares . The foregoing information is based on a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024.
(15)The business address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. Capital World Investors reported sole voting power over 6,222,088 of these shares and sole dispositive power over 6,223,391 of these shares. The foregoing information is based on a Schedule 13G/A filed by Capital World Investors with the SEC on October 7, 2024.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
When and where is the meeting?
The Annual Meeting will be held on Wednesday, May 7, 2025, beginning at 1:00 P.M. Eastern Time, by remote communication in a virtual format at: www.virtualshareholdermeeting.com/FND2025.
What may I vote on?
You may vote on the following proposals:
•the election of 11 directors for a one-year term expiring at the 2026 annual meeting of stockholders once their respective successors have been duly elected and qualified, or their earlier resignation or removal (Proposal 1);
•the ratification of the appointment of EY as independent auditors for our 2025 fiscal year (Proposal 2);
•the approval, by non-binding vote, of the compensation paid to our NEOs for the fiscal year ended December 26, 2024 as disclosed in these proxy materials (commonly known as a “Say-on-Pay” proposal) (Proposal 3);
•the approval of an amendment to our Certificate of Incorporation to eliminate legacy classified board provisions that no longer apply (Proposal 4);
•the approval of an amendment to our Certificate of Incorporation to provide for exculpation of officers as permitted by Delaware law (Proposal 5);
•the approval of an amendment to our Certificate of Incorporation to allow stockholders holding 25% or more of our common stock to cause the Company to call a special meeting of stockholders (Proposal 6); and
•a stockholder proposal regarding shareholder ability to call for a special shareholder meeting, if properly presented (Proposal 7).
The Board recommends that you vote “FOR” the election of the 11 directors, the ratification of the appointment of EY as the independent auditors, the approval, on an advisory basis, of the compensation paid to our Named Executive Officers for the fiscal year ended December 26, 2024, and each of the amendments to the Certificate of Incorporation.
The Board recommends that you vote “AGAINST” the stockholder proposal.
Who may vote?
Stockholders of record of our common stock at the close of business on March 10, 2025, the Record Date for the Annual Meeting, are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of common stock is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, 107,605,558 shares of common stock were outstanding.
How do I vote?
We have elected to provide access to proxy materials over the Internet under the SEC’s “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.
Stockholders of Record
If your common stock is registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.
You may authorize your proxy in any of the following ways:
Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card or Notice in hand when you access the website.
Phone. Dial 1-800-690-6903 and follow the instructions to vote by telephone.
Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Authorizing your proxy by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 P.M. Eastern Time, on May 6, 2025.
Beneficial Owners
Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. Unless you provide specific voting instructions, your brokerage firm will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of EY as independent auditors for our 2025 fiscal year), but not with respect to Proposal 1 (the election of 11 directors), Proposal 3 (the Say-on-Pay proposal), Proposals 4, 5 and 6 (the proposals to amend the Certificate of Incorporation), or Proposal 7 (the stockholder proposal), as more fully described under “What is a broker ‘non-vote’?” below.
Can I change my vote?
Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:
•voting again over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903 before 11:59 P.M. Eastern Time, on May 6, 2025;
•signing a new proxy card and sending it to us;
•sending a letter to the Company’s Corporate Secretary stating that your proxy is revoked; or
•attending the Annual Meeting and voting at the meeting using your 16-digit control number.
Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.
How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority in voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” (as discussed below) are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are needed to approve the proposals?
The following table sets forth the voting requirements with respect to each of the proposals at the Annual Meeting:

	Proposal	Vote Required
1.	The election of 11 directors	A “FOR” vote by a majority of votes cast
2.	The ratification of EY as independent auditors for our 2025 fiscal year	A “FOR” vote by a majority of votes cast
3.	The Say-on-Pay proposal	A “FOR” vote by a majority of votes cast
4.	The amendment of our Certificate of Incorporation to eliminate legacy classified board provisions that no longer apply	A “FOR” vote by a majority of the number of shares outstanding
5.	The amendment of our Certificate of Incorporation to provide for exculpation of officers as permitted by Delaware law	A “FOR” vote by a majority of the number of shares outstanding
6.	The amendment to our Certificate of Incorporation to allow stockholders holding 25% or more of our common stock to cause the Company to call a special meeting of stockholders	A “FOR” vote by a majority of the number of shares outstanding
7.	The stockholder proposal regarding shareholder ability to call for a special shareholder meeting	A “FOR” vote by a majority of votes cast

A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST.” A “FOR” vote by a majority of the number of shares outstanding means the proposal must receive the affirmative vote of a majority of our shares of outstanding common stock.
What is an abstention?
An abstention is a properly signed proxy card that is marked “abstain.” Abstentions do not constitute votes “FOR” or votes “AGAINST” with respect to the election of directors (Proposal 1), the ratification of EY as independent auditors for our 2025 fiscal year (Proposal 2), the Say-on-Pay proposal (Proposal 3), or the stockholder proposal (Proposal 7). Because the proposals to amend the Certificate of Incorporation (Proposals 4, 5 and 6) require the vote of a majority of our outstanding shares of common stock, abstentions will have the effect of a vote “AGAINST” on these three proposals.
What is a broker “non-vote?”
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker “non-vote.”
The election of directors (Proposal 1), the Say-on-Pay proposal (Proposal 3), the proposals to amend the Certificate of Incorporation (Proposals 4, 5 and 6), and the stockholder proposal (Proposal 7) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank or other nominee.
Broker non-votes will have no effect on the election of directors (Proposal 1), the Say-on-Pay proposal (Proposal 3), or the stockholder proposal (Proposal 7). Because the proposals to amend the Certificate of Incorporation (Proposals 4, 5 and 6) require the vote of a majority of our outstanding shares of common stock, broker non-votes will have the effect of a vote “AGAINST” on these three proposals.
The ratification of the appointment of EY as our independent auditors for the fiscal year ending December 25, 2025 (Proposal 2) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters.
How can I submit questions relating to the Annual Meeting?
Stockholders may submit questions relating to Annual Meeting matters until the day before the Annual Meeting by sending an email to our Investor Relations department at InvestorRelations@flooranddecor.com with “2025 Annual Meeting” in the subject line. Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding other matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Questions that are substantially similar may be grouped and answered together to avoid repetition.
How can I access the list of stockholders of record entitled to vote at the Annual Meeting?
Access to the list of stockholders of record entitled to vote at the Annual Meeting for any purpose germane to the meeting will be available for ten days ending on May 6, 2025, the day before the meeting, by emailing InvestorRelations@flooranddecor.com with “Annual Meeting Stockholder List” in the subject line. Stockholders submitting any such request must include their 16-digit control number.
Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of February 7, 2025, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.
Who pays for this proxy solicitation?
We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other electronic means by our directors or associates. None of these individuals will receive any additional or special compensation for doing so. D.F. King & Co. has been retained to assist in soliciting proxies at a fee of $7,500, plus expenses. We will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of common stock held of record by such persons.
Whom should I contact with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact: Floor & Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339, Attention: Corporate Secretary, Telephone: (404) 471-1634.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and annual reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, annual reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.
If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the annual report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request by telephone or in writing to the stockholder’s broker if the shares are held in a brokerage account or, if the shares are registered in the name of the stockholder, to our transfer agent, Equiniti Trust Company, LLC, 55 Challenger Rd, Ridgefield Park, NJ 07660, telephone number 800-937-5449.
Additional copies of this proxy statement and the 2024 Annual Report will be provided without charge to shareholders upon written request to Investor Relations, Floor & Decor, 2500 Windy Ridge Parkway, SE, Atlanta, Georgia 30339, or by calling (404) 471-1634. Copies may also be obtained via the Internet at www.proxyvote.com or at ir.FloorandDecor.com under “SEC Filings.” We promptly will send additional copies of the relevant material following receipt of a request for additional copies.
OTHER MATTERS
Delinquent Section 16(a) Reports
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports, and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2024 and as of the date of this proxy statement were complied with by each person who at any time during the 2024 fiscal year was a director or an executive officer or held more than 10% of our common stock, with the exception of (i) one report on Form 4/A filed by Trevor Lang related to an inadvertent failure to report the exercise of 13,000 options on February 28, 2024 on the timely-filed Form 4 reporting the sale of shares acquired in connection with such exercise, (ii) one report on Form 4 filed by Steven Denny related to an inadvertent failure to report the withholding of 95 shares of common stock on November 2,

2021, and (iii) one report on Form 3/A filed by Ersan Sayman updating his holdings to include 253 shares of common stock that were inadvertently omitted from his holdings as of February 23, 2022 on his original Form 3 filing.
Other Business at the 2025 Annual Meeting
We are not aware of any matters, other than as indicated in these proxy materials, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.
Stockholder Proposals or Director Nominations for the 2026 Annual Meeting
Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) must be received by us no later than November 24, 2025 to be presented at the 2026 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at Floor & Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339, Attention: Stacy S. Ingram, Corporate Secretary.
In addition, pursuant to Section 1.10 of the Bylaws, (a) director nominations from our stockholders and (b) any stockholder proposal other than those submitted pursuant to Rule 14a-8 of the Exchange Act, must be timely to be properly brought before the 2026 Annual Meeting. To be timely, such director nominations or stockholder proposals must be received by our Secretary at our principal executive offices at 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339 between the opening of business on January 7, 2026 and the close of business on February 6, 2026. Such director nominations or stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2026 Annual Meeting is more than 30 days before or more than 60 days after May 7, 2026, to be timely, such director nominations or stockholder proposals must be received no earlier than the 120th day prior to the date of the 2026 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2026 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2026 Annual Meeting is first made.
To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 8, 2026.

APPENDIX A
The following sets forth the text of the anticipated amended Bylaws of the Company (with deletions indicated by ~~strikeouts~~ and additions shown as underlined), as described in Proposal 6 of this proxy statement. The effectiveness of these Bylaw amendments is conditioned upon stockholder approval of the Charter amendment described in Proposal 6 and the filing of the corresponding certificate of amendment with the Secretary of State of the State of Delaware.

~~THIRD~~FOURTH AMENDED AND RESTATED BYLAWS
OF
FLOOR & DECOR HOLDINGS, INC.

ARTICLE I
STOCKHOLDERS
Section 1.1    Place of Meetings. All meetings of stockholders for the election of directors or for any other purpose shall be held at such place, if any, within or without the State of Delaware, as may be designated from time to time by the Board of Directors (the “Board”) of Floor & Decor Holdings, Inc. (the “Corporation”) or the Chairperson of the Board or, if not so designated, at the principal office of the Corporation. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held in whole or in part by means of remote communication.
Section 1.2    Annual Meeting. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), the annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board or the Chairperson of the Board, which date shall not be a legal holiday in the place, if any, where the meeting is to be held. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
Section 1.3    Special Meetings.
(a)    Unless otherwise required by law or the Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time by the Board or the Chairperson of the Board, or, solely to the extent required by Section 1.3(b), by the Secretary, and may not be called by any other person or persons. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders called by the Board or the Chairperson of the Board. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.
(b)    A special meeting of the stockholders shall be called by the Secretary upon proper written request or requests (each, a “Meeting Request”) given by or on behalf of one or more stockholders (each, a “Requesting Stockholder”) who beneficially own(s) (or stockholders acting as nominee on behalf of other persons who beneficially own) in the aggregate at least 25% of the voting power of the outstanding capital stock entitled to vote at such a meeting (the “Required Percent”) in accordance with this Section 1.3. A stockholder-requested special meeting shall be held at such date and time as may be fixed by the Board; provided, however, that the date of any such special meeting shall not be more than ninety (90) days after the receipt by the Secretary in the manner required by Section 1.3(c) of Meeting Requests from the Required Percent. Upon determination of the time and date of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote at the meeting in accordance with Section 1.4 of these By-Laws. A stockholder may not submit a Meeting Request unless such stockholder is a holder of record of capital stock of the Corporation on the record date fixed to determine the stockholders entitled to request the call of a special meeting. Any stockholder seeking to cause the Corporation to call a special meeting to transact business shall deliver (as defined below) to the Secretary at the principal executive officers of the Corporation a request that the Board fix a record date. A written request to fix a record date shall include all of the information that must be included in a Meeting Request pursuant to the first sentence of paragraph (c) of this Section 1.3, as set forth in paragraph (c) of this Section 1.3. The Board may, within ten (10) days of the Secretary’s receipt of a written request to fix a record date containing all the information required by or pursuant to this paragraph, fix a record date to determine the stockholders entitled to request the call of a special meeting, which date shall not precede, and shall not be more than ten (10) days after, the date upon which the resolution fixing the record date is adopted. If a record date is not so fixed by the Board, the record date shall be the date that the first Meeting Request containing all of the information required by or pursuant to paragraph (c) of this Section 1.3 is delivered to the Secretary at the principal executive officers of the Corporation with respect to the proposed business to be conducted at a special meeting.
(c)    To be in proper form, a Meeting Request shall be signed by the Requesting Stockholder or Requesting Stockholders submitting such Meeting Request and bear the date of such signature, shall be delivered to the Secretary at the principal executive officers of the Corporation, and shall set forth: (A) a brief description of the business desired to be brought before the meeting (including any nominees for election or reelection as directors, if applicable) and the reasons for conducting such business at the meeting; (B) the name and address of the Requesting Stockholder and any other person(s) on whose behalf such Meeting Request is submitted; (C) all of the information, representations, certificates and agreements that would be required by Section 1.10, in the case of one or more nominations or business other than nominations, as applicable, which information shall be updated and supplemented in the manner required by Section 1.10(c)(iii) of these Bylaws (except that, for purposes of this Section 1.3, references to the “Noticing Stockholder” and “annual meeting” shall instead refer, respectively to “Requesting Stockholder” and “special meeting” and the term “Holder” shall mean the Requesting Stockholder and any other person(s) on whose behalf such Meeting Request is submitted); and (D) documentary evidence that the Requesting Stockholder(s) beneficially own the Required Percent, or, if the Requesting Stockholder(s) are not the beneficial owners of the Required Percent, documentary evidence that the person(s) on whose behalf such Meeting Request is submitted beneficially own the Required Percent at the time such Meeting Request is delivered to the Secretary. Notwithstanding the foregoing, a Meeting Request provided by a stockholder in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A need not set forth the information required by or pursuant to clause (C) of the immediately preceding sentence. Except as otherwise provided by law or these Bylaws, the Board and, subject to the control of the Board, the chair of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the stockholder-requested meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.3. Notwithstanding anything in these Bylaws to the contrary, if a Requesting Stockholder, any person on whose behalf the Meeting Request is submitted, any Stockholder Associated Person (as defined below) or any proposed nominee (as applicable) acts contrary to any representation, certification or agreement required by or pursuant to this Section 1.3 (including any representation, certification or agreement required by Section 1.10) or otherwise fails to comply with this Section 1.3 (or any law, rule or regulation identified in this Section 1.3, or Section 1.10) or provides false or misleading information to the Corporation, any such business proposal shall not be transacted and any such nomination(s) shall be disregarded (and any such nominee shall be disqualified from standing for election or re-election), notwithstanding that proxies in respect of such vote may have been received by the Corporation. If none of the Requesting Stockholders who submitted a Meeting Request (or a “qualified representative” (as defined in Section 1.10) thereof) appears at the stockholder-requested special meeting to present the business to be brought before such meeting (including any nominations for election or reelection as directors, if applicable) that were specified in the Meeting Request, the Corporation need not present the business or nominations for a vote at the meeting (and any such nominee shall be disqualified from standing for election or re-election as a director), notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(d)    A Requesting Stockholder may revoke its Meeting Request at any time prior to the stockholder-requested special meeting by written revocation delivered to the Secretary at the principal executive offices of the Corporation, and if, following delivery of such revocation, there are unrevoked Meeting Requests from less than the Required Percent, the Board, in its discretion, may determine whether or not to proceed with, including whether to cancel, the special meeting. Any disposition by a Requesting Party (or by a person on whose behalf the Meeting Request is submitted) of beneficial ownership of any shares of capital stock entitled to vote at the stockholder-requested meeting after the date the Meeting Request is delivered to the Corporation shall be deemed a revocation of such request with respect to such shares, and such shares will not be included in determining whether the Requisite Percent has been satisfied.
(e)    Notwithstanding anything to the contrary in this Section 1.3:
(i)    A Meeting Request shall not be valid, and the Secretary shall not call a special meeting, if: (A) the Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law; (B) an item of business that is identical or substantially similar to an item to which the Meeting Request relates (a “Similar Item”) (as determined in good faith by the Board) was presented at any meeting of stockholders held within one hundred twenty (120) days prior to the earliest date of signature on the Meeting Request; provided, that the removal of directors and the filling of the resulting vacancies shall be considered identical or substantially similar to the election of directors at the preceding annual meeting of stockholders; (C) the Board has called or calls an annual or special meeting of stockholders to be held not more than ninety (90) days after the date the Corporation receives Meeting Requests from the Required Percent and a Similar Item (as determined in good faith by the Board) will be submitted for stockholder approval at such annual or special meeting; (D) the Meeting Request is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the preceding year’s annual meeting and ending on the date of that year’s annual meeting of stockholders; (E) the Meeting Request is delivered during the period of time beginning on the sixty-first (61st) day after the earliest date of signature on a Meeting Request, that has been delivered to the Secretary, relating to a Similar Item (as determined in good faith by the Board) and ending on the one-year anniversary of such earliest date of signature; (F) the Meeting Requests from the Required Percent were made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; (G) the Meeting Request does not comply with the requirements of this Section 1.3; and

(ii)    Nothing herein shall prohibit the Board from including in the Corporation’s notice of any special meeting of stockholders called by the Secretary additional matters to be submitted to the stockholders at such meeting not included in the Meeting Request(s) in respect of such meeting.
(f)    The Board shall determine the place, if any, and fix the date and time, of any stockholder-requested special meeting, and the date of such special meeting shall be no more than 90 days after the date on which the Board fixes the date of the special meeting. The record date(s) for a special meeting shall be fixed in accordance with Section 213 of the DGCL (as defined below). Upon determination of the time and place of the meeting, an appropriate officer shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 1.4 of these Bylaws. Nothing contained in this paragraph (f) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board or Chairperson of the Board may be held. Business transacted at a stockholder-requested special meeting shall be limited to: (i) the business stated in the valid special meeting request received from the Required Percent, and (ii) any additional business that the Board of Directors determines to include in the corporation’s notice of meeting.
Section 1.4    Notice of Meetings. Except as otherwise provided in these Bylaws or required by the General Corporation Law of the State of Delaware (the “DGCL”) or the Certificate of Incorporation, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.
Section 1.5    Voting List. The Corporation shall prepare, no later than the 10th day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as otherwise provided by law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or vote in person or by proxy at any meeting of stockholders.
Section 1.6    Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled to vote at the meeting, present in person or by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. Shares of the Corporation’s own stock belonging to (i) the Corporation, (ii) another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, or (iii) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly, by the Corporation or such other entity is otherwise controlled, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If a quorum shall fail to attend any meeting, the meeting may be adjourned in accordance with Section 1.7 until a quorum shall be present or represented.
Section 1.7    Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time to any other date and time and to any other place, if any, at which a meeting of stockholders may be held under these Bylaws by the chairperson of the meeting, whether or not a quorum is present. If directed to be voted on by the chairperson of the meeting, any meeting of stockholders at which a quorum is not present may also be adjourned from time to time to any other date and time and to any other place, if any, at which a meeting of stockholders may be held under these Bylaws by the vote of a majority of the votes cast by the stockholders present or represented at the meeting and voting affirmatively or negatively on such adjournment, although less than a quorum. When a meeting is adjourned to another time and place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting, provided that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.
Section 1.8    Voting and Proxies. Each stockholder shall have such number of votes, if any, for each share of stock entitled to vote and held of record by such stockholder as may be fixed in the Certificate of Incorporation and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. There shall be no cumulative voting for the election of directors. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy shall be voted upon after three years from the date of its execution unless the proxy expressly provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation (the “Secretary”) a revocation of the proxy or a new proxy bearing a later date.
Section 1.9    Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of a majority of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, a majority of the votes cast by the holders of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different or minimum vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter.
Other than directors who may be elected by the holders of shares of any series of Preferred Stock, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the 10th day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected, then the directors shall be elected by the vote of a plurality of the votes cast. For purposes of the foregoing sentence of this Section 1.9, a majority of the votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as votes cast either “for” or “against” any director’s election). Voting at meetings of stockholders need not be by written ballot.
Section 1.10    Nomination of Directors and Proposals of Other Business at Meetings of Stockholders. The following procedures shall govern all cases in which a stockholder seeks to nominate persons for election to the Board or propose other business to be considered by stockholders at a meeting of stockholders.
(a)    Annual Meetings of Stockholders
(i)    To be properly brought before an annual meeting of stockholders, nominations of persons for election to the Board and proposals of other business must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (B) otherwise properly brought before the meeting by or at the direction of the Board or any duly authorized committee thereof, or (C) otherwise properly brought before the annual meeting by a stockholder (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 1.10, on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and at the time of such annual meeting, (y) who is entitled to vote at such annual meeting and (z) who complies with the notice procedures set forth in this Section 1.10. Except for (I) any directors entitled to be elected by the holders of Preferred Stock or (II) any directors elected in accordance with Section 2.8 hereof by the Board to fill a vacancy or newly created directorship, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors.
(ii)    In addition to any other applicable requirements, for nominations or proposals of other business to be properly brought before an annual meeting by a stockholder of record pursuant to clause (C) of paragraph (a)(i) of this Section 1.10, the ~~stockholder of record bringing the notice (the “~~Noticing Stockholder~~”)~~ must have delivered (as defined below) timely notice thereof in proper written form to the Secretary at the principal executive offices of the Corporation, and any such proposed business other than nominations of persons for election to the Board must constitute a proper matter for stockholder action. To be timely, the Noticing Stockholder’s notice must be delivered in proper written form to the Secretary at the principal executive offices of the Corporation not later than the Close of Business (as defined below) on the 90th day nor earlier than the Close of Business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the Noticing Stockholder in order to be timely must be so delivered not earlier than the Close of Business on the 120th day prior to the annual meeting and not later than the Close of Business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement (as defined below) of the date of the annual meeting is first made by the Corporation. Public announcement of an adjournment, recess, rescheduling or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice. Notwithstanding anything in this paragraph (a)(ii) to the contrary, if the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director proposed by the Board or specifying the size of the increased Board at least 10 days prior to the last day a Noticing Stockholder may deliver a notice of nominations in accordance with the second sentence of this paragraph (a)(ii), a Noticing Stockholder’s notice required by this Section 1.10(a) shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the 10th day following the day on which a public announcement of such increase is first made by the Corporation.
(iii)    To be in proper written form, the Noticing Stockholder’s notice must also set forth the following.
(A)    As to each person whom the Noticing Stockholder proposes to nominate for election or re-election as a director (1) the name, age, business address and residence address of the person, (2) a biography and statement of such person’s qualifications, including the principal occupation or employment of the person (at present and for the past five years), (3) the Specified Information (as defined below) for the person and any member of the immediate family of the person sharing the same household, or any affiliate ~~or associate~~ (as such ~~terms are~~term is defined below) of the person, ~~or any person acting in concert therewith,~~ (4) a complete and accurate description of all direct and indirect compensation and other monetary or non-monetary agreements, arrangements and understandings (whether written or oral) existing presently, that existed during the past three years or were offered during the past three years (whether accepted or declined), and any other material relationships, between or among the Holders or any Stockholder Associated Person (as such terms are defined below), on the one hand, and the person, and any member of the immediate family of the person sharing the same household, and the person’s ~~respective~~ affiliates ~~and associates, or others acting in concert therewith~~, or any other person or persons, on the other hand (including the names of such persons) and all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Item 404 promulgated under Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision), if any Holder or any Stockholder Associated Person were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant, (5) ~~information relevant to a determination of whether the person can be considered an independent director, (6)~~any other information relating to the person that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Exchange Act (including such person’s written consent to being named in proxy statements (including the Corporation’s proxy statement) as a proposed nominee of the Noticing Stockholder and to serving as a director if elected) and (~~7~~6) a completed and signed questionnaire, representation and agreement and any and all other information required by paragraph (a)(iii)(E) of this Section 1.10.
(B)    as to any other business that the Noticing Stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws, the text of the proposed amendment), and (3) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by the Noticing Stockholder and any material interest of each such Holder or any Stockholder Associated Person in such business.
(C)    As to the Noticing Stockholder and the beneficial owner, if any, on whose behalf the nomination is made or the other business is being proposed (collectively with the Noticing Stockholder, the “Holders” and each a “Holder”): (1) the name and address of each Holder, as the name and address appear on the Corporation’s books, and the name and address of each Stockholder Associated Person, if any, (2) (I) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, held of record or owned beneficially by each Holder and any Stockholder Associated Person (provided that, for the purposes of this Section 1.10, any such person shall in all events be deemed to beneficially own any shares of stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both)), (II) any short position, profits interest, option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder and any Stockholder Associated Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned or held, including beneficially, by each Holder and any Stockholder Associated Person, (III) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder and any Stockholder Associated Person has any right to vote or has granted a right to vote any shares of stock or any other security of the Corporation, (IV) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Stockholder Associated Person, ~~on the one hand, and any person acting in concert therewith, on the other hand,~~ directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Stockholder Associated Person with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation (any of the foregoing, a “Short Interest”), and any Short Interest held by each Holder or any Stockholder Associated Person within the last 12 months in any class or series of the shares or other securities of the Corporation, (V) any rights to dividends or payments in lieu of dividends on the shares of the Corporation owned beneficially by each Holder or any Stockholder Associated Person that are separated or separable from the underlying shares of stock or other security of the Corporation, (VI) any proportionate interest in shares of stock or other securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any Holder or any Stockholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity, (VII) any performance-related fees (other than an asset-based fee) that each Holder or any Stockholder Associated Person is or may be entitled to based on any increase or decrease in the value of stock or other securities of the Corporation or Derivative Instruments, if any, including without limitation, any such interests held by members of the immediate family sharing the same household of such Holder or any Stockholder Associated Person, (VIII) any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and each Stockholder Associated Person, if any, in the outcome of any (x) vote to be taken at any annual or special meeting of stockholders of the Corporation or (y) any meeting of stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these Bylaws, (IX) any direct or indirect legal, economic or financial interest or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by each Holder or any Stockholder Associated Person, (X) any direct or indirect interest of each Holder or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and (XI) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Stockholder Associated Person is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any affiliate of the Corporation, or any officer, director or employee of such affiliate (subclause (a)(iii)(C)(2) of this Section 1.10 shall be referred to as the “Specified Information”), (3) a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, will continue to be a stockholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and that such stockholder (or a qualified representative thereof) intends to appear in person or by proxy at the meeting to propose such nomination or other business, (4) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Stockholder Associated Person, if any, (5) any other information relating to each Holder and each Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation by the Noticing Stockholder as to whether the Noticing Stockholder will engage in a solicitation with respect to the nomination(s) or other business and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and (I) in the case of a proposal, a representation by the Noticing Stockholder as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the other business being proposed and (II) in the case of a nomination or nominations, the statement required by Rule 14a-19(b)(3) of the Exchange Act (or any successor provision) and the names of all nominees for whom the Noticing Stockholder intends to solicit proxies as required by Rule 14a-19(b)(2), (7) a certification by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a stockholder of the Corporation, and (8) ~~the names and addresses of the other stockholders (including beneficial owners) known by any Holder or Stockholder Associated Person to support such proposals and/or nominations, and to the extent known the class of series and number of all shares of the Corporation’s capital stock owned benefiically or of record by each such other stockholder or other beneficial owner, and (9)~~ a representation by the Noticing Stockholder as to the accuracy of the information set forth in the notice.
(D)    The Corporation may also, as a condition to any such nomination or business being deemed properly brought before a meeting of stockholders, require any Holder or any proposed nominee to deliver to the Secretary, within five Business Days (as defined below) of any such request, such other information as may reasonably be requested by the Corporation, including (1) such other information as may be reasonably required by the Board ~~in its sole discretion,~~ to determine ~~(x) the eligibility of such proposed nominee to serve as a director of the Corporation, and (y)~~ whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert,” or otherwise meets heightened standards of independence, under applicable law, securities exchange rule or regulation or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (2) such other information that the Board reasonably determines~~, in its sole discretion.~~ could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(E)    In addition to the other requirements of this Section 1.10, each person who a Noticing Stockholder proposes to nominate for election or re-election as a director of the Corporation must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 1.10) to the Secretary at the principal executive offices of the Corporation (1) a complete and accurate, signed written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) and (2) a complete and accurate, signed written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) that such person (I) is not and will not become a party to (x) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (solely for purposes of this Section 1.10, a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (III) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and ~~will~~a statement as to whether such person, if elected, intends to comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and (IV) in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation.
(b)    Special Meetings of Stockholders.
Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board ~~or~~, (ii) ~~provided that the Board has determined that directors shall be elected at such meeting,~~ by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 1.10, on the record date for the determination of stockholders entitled to notice of and to vote at such special meeting and at the time of such special meeting, (y) who is entitled to vote at such special meeting and (z) who complies with the notice procedures set forth in this Section 1.10 or (iii) in the case of a stockholder-requested special meeting, by any stockholder of the Corporation pursuant to Section 1.3 of these Bylaws. If the Corporation calls a special meeting of stockholders (other than a stockholder-requested special meeting) for the purpose of electing one or more directors to the Board, any ~~Nominating Stockholder~~stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the ~~Nominating Stockholders notice as~~stockholder’s notice setting forth the applicable information required by paragraph~~s (a)(ii) and~~ (a)(iii) of this Section 1.10 shall be delivered to the Secretary at the principal executive offices of the Corporation in proper written form not earlier than the Close of Business on the 120th day prior to the special meeting and not later than the Close of Business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made by the Corporation of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment, recess, rescheduling or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice as described above. Notwithstanding anything in this paragraph (b) to the contrary, ~~if the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director proposed by the Board or specifying the size of the increased Board at least 10 days prior to the last day a Noticing Stockholder may deliver a notice of nominations in accordance with the third sentence of this paragraph (b), a Noticing Stockholder’s notice required by this Section 1.10 shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be {delivered to the Secretary at the principal executive offices of the Corporation }not later than the Close of Business on the 10th day following the day on which a public announcement of such increase is first made by the Corporation~~in the case of a stockholder-requested special meeting, no stockholder may nominate a person for election to the Board of Directors or propose any other business to be considered at the meeting, except pursuant to the Meeting Request(s) delivered for such special meeting pursuant to subsection (b) through (f) of Section 1.3 of these Bylaws.
(c)    General.
(i)    Only such persons who are nominated in accordance with the procedures set forth in subsections (a) and (b) of this Section 1.10 (in the case of an annual or special meeting) shall be eligible for election to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10. The number of proposed nominees with respect to whom a stockholder may submit notice in accordance with the procedures set forth in these Bylaws shall not exceed the number of directors to be elected at such meeting, and for the avoidance of doubt, no stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 1.10. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board and, subject to the supervision of the Board, the chairperson of the meeting of stockholders ~~(or, in advance of the meeting, the Board)~~ shall have the power ~~and duty~~ to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws (including whether the Noticing Stockholder or other Holder, if any, on whose behalf the nomination is made or other business is being proposed solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Noticing Stockholder’s nominee or other business in compliance with such stockholder’s representations and statement as required by clause (C)(6) of paragraph (a)(iii) of this Section 1.10). If any proposed nomination or other business was not made or proposed in compliance with these Bylaws, the Board and, subject to the supervision of the Board, the chairperson of the meeting of stockholders shall have the power ~~and duty~~ to declare to the meeting that any such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and that such nomination or other business not properly brought before the meeting shall be disregarded and/or shall not be transacted.
(ii)    Nothing in these Bylaws shall be deemed to affect any rights (x) of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances, or (y) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement.
(iii)    In addition, to be considered timely, a Noticing Stockholder’s notice shall be further updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 10 Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five Business Days after the record date for determining the stockholders entitled to notice of the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of 10 Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Noticing Stockholder has delivered to the Corporation a notice relating to the nomination of directors, the Noticing Stockholder shall deliver to the Corporation not later than eight Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders.
(iv)    Notwithstanding anything to the contrary in these Bylaws, if the Noticing Stockholder (or a qualified representative of the Noticing Stockholder) does not appear at the annual or special meeting of stockholders, as applicable, to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.10, to be considered a “qualified representative” of the Noticing Stockholder, a person must be authorized by a document authorizing another person or persons to act for such stockholder as proxy at the meeting of stockholders and such person must produce the document or a reliable reproduction of such document at the meeting of stockholders. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which such inspectors or such persons relied.
Section 1.11    Conduct of Meetings.
(a)    Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or, in the Chairperson’s absence, by the Vice Chairperson of the Board, if any, or, in the Vice Chairperson’s absence, by the Chief Executive Officer, or, in the Chief Executive Officer’s absence, by the President, or, in the President’s absence, by a Vice President, or, in the absence of all of the foregoing persons, by a chairperson designated by the Board. The Secretary shall act as secretary of the meeting, but, in the Secretary’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
(b)    The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate, including, without limitation, such rules, regulations, guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations, guidelines or procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations, guidelines and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations, guidelines or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present, including regulation of the manner of voting and the conduct of discussion; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; and (vi) restrictions on the use of cell phones, audio or video recording devices and other devices at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(c)    The chairperson of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.
(d)    In advance of any meeting of stockholders, the Board, the Chairperson of the Board, the Chief Executive Officer or the President may, and shall if required by applicable law, appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.
Section 1.12 Certain Definitions. For purposes of these Bylaws:
(a)    “affiliate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;
(b)    “associate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(c)    “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Atlanta, Georgia or New York, New York are authorized or obligated by law or executive order to close;
(d)    “Close of Business” on a particular day means 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day;
(e)    “delivered” means, solely for purposes of this Article I of these Bylaws, both (i) hand delivery, overnight courier service or sent and received by certified or registered mail, return receipt requested, in each case to the Secretary at the principal executive offices of the Corporation, and (ii) electronic mail to the Secretary at the following electronic mail address: corporate_secretary@flooranddecor.com;
(f)    “Noticing Stockholder” means the stockholder of record submitting a notice pursuant to clause (i)(C) of Section 1.10(a), in the case of an annual meeting, or clause (ii) of Section 1.10(b), in the case of a special meeting;
(g)    “public announcement” means disclosure (i) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, as reported by the Dow Jones News Service, Associated Press or a comparable national news service, or is generally available on internet news sites, or (ii) in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act; and
(h)    “Stockholder Associated Person” of any Holder means ~~(i) any person acting in concert with such Holder, (ii) any person controlling, controlled by or under common control with such Holder or any of their respective affiliates and associates (as those terms are defined in Rule 12b-2 under the Exchange Act), or person acting in concert therewith, and (iii) any member of the immediate family of such Holder sharing the same household or an affiliate or associate of such Holder.~~ any affiliate who controls (as defined under Rule 405 promulgated under the Securities Act) any such Holder, directly or indirectly.
ARTICLE II
DIRECTORS
Section 2.1    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.
Section 2.2    Number, Election and Qualification. The total number of directors constituting the Board shall be as fixed by, or in the manner provided by, the Certificate of Incorporation. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.
Section 2.3    Organization. The Board may appoint from its members a Chairperson of the Board and a Vice Chairperson of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are provided in these Bylaws or assigned by the Board and, if the Chairperson of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 4.7 of these Bylaws. If the Board appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board.
Section 2.4    Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to the Certificate of Incorporation shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
Section 2.5    Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, the Certificate of Incorporation or these Bylaws.
Section 2.6    Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation.
Section 2.7    Resignation. Any director may resign at any time by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

Section 2.8    Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorship or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from a newly created directorship shall hold office for the remaining term of his or her predecessor.
Section 2.9    Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.
Section 2.10    Special Meetings. Special meetings of the Board may be held at any time and place and may be called by either the Chairperson of the Board, the Chief Executive Officer, the President or the majority of the directors then in office.
Section 2.11    Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Secretary or by the person or persons calling the meeting. Notice shall be duly given to each director (a) in person, by telephone or electronic mail transmission at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy or facsimile, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least 48 hours in advance of the meeting, (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting or (d) on such shorter notice as the person or persons calling the meeting may deem necessary or appropriate in the circumstances. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.
Section 2.12    Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.
Section 2.13    Action by Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent to the action in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 2.14    Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service. Members of special or standing committees may be allowed like compensation for service as committee members.
ARTICLE III
COMMITTEES
Section 3.1    Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize any seal of the Corporation to be affixed to all papers that may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Section 3.2    Conduct of Meetings. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or in the resolution or resolutions of the Board designating such committee or as otherwise required by the DGCL. Except as otherwise provided by these Bylaws, in the absence of such rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting if all members of the committee consent to the action in writing or by electronic transmission. Any consent of a member of a committee may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the committee.
ARTICLE IV
OFFICERS
Section 4.1    Titles. The officers of the Corporation shall consist of a Chief Executive Officer, a Secretary, a Treasurer and such other officers with such other titles as the Board shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, each of whom shall be appointed by the Board. The Board may appoint such other officers as it may deem appropriate, and the Board may delegate to any officer of the Corporation the power to appoint such other officers and prescribe their respective duties and powers. The Board may, but is not required to, appoint a President. Any number of offices may be held by the same person, unless otherwise prohibited by applicable law, the Certificate of Incorporation or these Bylaws.
Section 4.2    Qualification. No officer need be a stockholder.
Section 4.3    Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.
Section 4.4    Removal. Any officer may be removed at any time by the Board.
Section 4.5    Resignation. Any officer may resign by delivering a written resignation to the Corporation at its principal office or to the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.
Section 4.6    Vacancies. The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices. Except as otherwise specified in the resolution electing or appointing such successor, each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.
Section 4.7    President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s President, the Chief Executive Officer shall be the President of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers set forth in these Bylaws or that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as set forth in these Bylaws or as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.
Section 4.8    Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.
Section 4.9    Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers set forth in these Bylaws or as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and any corporate seal and to affix and attest to the same on documents.
Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.
In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairperson of the meeting shall designate a temporary secretary to keep a record of the meeting.

Section 4.10    Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as set forth in these Bylaws or as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.
The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.
Section 4.11    Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
ARTICLE V
CAPITAL STOCK
Section 5.1    Issuance of Stock. Subject to the provisions of the Certificate of Incorporation and applicable law, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such lawful consideration and on such terms as the Board may determine.
Section 5.2    Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.
If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Section 151 or Sections 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of the DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Section 5.3    Signatures. Any or all of the signatures on a certificate may be a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. In case any officer, transfer agent or registrar who has signed or whose signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Section 5.4    Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require, and payment of all necessary transfer taxes. Uncertificated shares shall be transferred only on the books and records of the Corporation upon delivery of an assignment, power of attorney or instruction, properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require, and payment of all necessary transfer taxes. Except as may be otherwise required by law, the Certificate of Incorporation or these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws and applicable law. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
Section 5.5    Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Corporation may require for the protection of the Corporation or any transfer agent or registrar.
Section 5.6    Record Date.
(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 5.7    Transfer Agents and Registrars. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board.
Section 5.8    Regulations. The issue and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.
ARTICLE VI
GENERAL PROVISIONS
Section 6.1    Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall be the 52- or 53-week period ending on the Thursday on or preceding December 31.
Section 6.2    Corporate Seal. Any corporate seal shall be in such form as shall be approved by the Board.
Section 6.3    Dividends. The Board, subject to any restrictions contained in the DGCL or the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the Certificate of Incorporation.
Section 6.4    Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 6.5    Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President or the Treasurer or any other officer authorized to do so by the Board may waive notice, vote, consent or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) with respect to the securities of any other entity which may be held by this Corporation.

Section 6.6    Reliance Upon Books, Reports and Records. Each director of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 6.7    Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.
Section 6.8    Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.
Section 6.9    Manner of Notice to Stockholders.
(a)    Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. Notice shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL to be given by electronic transmission). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files or information. Any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the DGCL. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.
(b)    Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the Corporation under any provision of applicable law, the Certificate of Incorporation, or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice permitted under this Section 6.9(b), shall be deemed to have consented to receiving such single written notice.
Section 6.10    Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
Section 6.11    Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
ARTICLE VII
AMENDMENTS
These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.
ARTICLE VIII
INDEMNIFICATION AND ADVANCEMENT
Section 8.1    Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or is involved in (as a witness or otherwise), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
Section 8.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or is involved in (as a witness or otherwise), any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or such other court shall deem proper.
Section 8.3    Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 8.1 or Section 8.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
Section 8.4    Good Faith Defined. For purposes of any determination under Section 8.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise, or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 8.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 8.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.1 or 8.2, as the case may be.
Section 8.5    Right of Claimant to Bring Suit. If (i) notwithstanding any contrary determination in the specific case under Section 8.3, and notwithstanding the absence of any determination thereunder, a claim under Sections 8.1 or 8.2 of this Article VIII is not paid in full by the Corporation within 90 days after a written claim for indemnification has been received by the Corporation, or (ii) a claim for advancement of expenses under Section 8.6 is not paid in full by the Corporation within 30 days after a written claim for the advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery of the State of Delaware to recover the unpaid amount of the claim, together with interest thereon. Neither a contrary determination in the specific case under Section 8.3 nor the absence of any determination thereunder shall be a defense to such action or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any action for indemnification or advancement pursuant to this Section 8.5 shall be given to the Corporation promptly upon the filing of such action. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such action to the fullest extent permitted by applicable law.

Section 8.6    Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.
Section 8.7    Non-exclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 8.1 and 8.2 shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 or 8.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL or otherwise.
Section 8.8    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.
Section 8.9    Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
Section 8.10    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 8.11    Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings governed by Section 8.5 of this Article VIII, the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with an action, suit, or proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.
Section 8.12    Contract Rights. The obligations of the Corporation under this Article VIII to indemnify a person and advance expenses shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VIII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.
ARTICLE IX
FEDERAL FORUM
Section 9.1    Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

FLOOR & DECOR
TILE • WOOD • STONE

FLOOR & DECOR HOLDINGS, INC.
2500 WINDY RIDGE PARKWAY, SE
ATLANTA, GA 30339
ATTN: INVESTOR RELATIONS

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FND2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V63354-P23182

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLOOR & DECOR HOLDINGS, INC.

The Board of Directors recommends you vote "FOR" all director nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Nada Aried	☐	☐	☐
1b. Norman Axelrod	☐	☐	☐
1c. William Giles	☐	☐	☐
1d. Dwight James	☐	☐	☐
1e. Melissa Kersey	☐	☐	☐
1f. Ryan Marshall	☐	☐	☐
1g. Richard Sullivan	☐	☐	☐
1h. Thomas Taylor	☐	☐	☐
1i. Felicia Thornton	☐	☐	☐
1j. George Vincent West	☐	☐	☐
1k. Charles Young	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2-6:	**For**	**Against**	**Abstain**
2. Ratify the appointment of Ernst & Young LLP as independent auditors for Floor & Decor Holdings, Inc.'s (the "Company") 2025 fiscal year.	☐	☐	☐
3. Approve, by non-binding vote, the compensation paid to the Company's named executive officers for the 2024 fiscal year.	☐	☐	☐
4. Approve an amendment to the Company's Certificate of Incorporation to eliminate legacy classified board provisions that no longer apply.	☐	☐	☐
5. Approve an amendment to the Company's Certificate of Incorporation to provide for exculpation of officers as permitted by Delaware law.	☐	☐	☐
6. Approve an amendment to the Company's Certificate of Incorporation to allow stockholders holding 25% or more of the Company's common stock to cause the Company to call a special meeting of stockholders.	☐	☐	☐

The Board of Directors recommends you vote "AGAINST" proposal 7:	**For**	**Against**	**Abstain**
7. Stockholder proposal regarding shareholder ability to call for a special shareholder meeting.	☐	☐	☐

Sign exactly as your name(s) appear(s) hereon. If shares of stock stand of record in the names of two or more persons, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V63355-P23182

FLOOR & DECOR HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, MAY 7, 2025 AT 1:00 PM EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints David V. Christopherson and Stacy S. Ingram, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side hereof, all the shares of Floor & Decor Holdings, Inc. (the "Company") common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2025 Annual Meeting of Stockholders of the Company (the "Meeting"), to be held live via the Internet at **www.virtualshareholdermeeting.com/FND2025**, on Wednesday, May 7, 2025, at 1:00 p.m., Eastern Time, and at any adjournments or postponements thereof, with all powers which the undersigned would possess if present in person at the Meeting.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the card is signed, this proxy will be voted: (a) "FOR" the election of all of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side, and (c) in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side